UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Inphi Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INPHI CORPORATION

2953 Bunker Hill Lane, Suite 300

Santa Clara, California 95054

(408) 217-7300

April 21, 2020

Dear Stockholder:

You are cordially invited to attend our 2020 Annual Meeting of Stockholders (the Annual Meeting). The Annual Meeting will be held at 9:30 a.m., Pacific Time, on Thursday, May 21, 2020, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting via the Internet. Your shares cannot be voted unless you submit your proxy, vote via the Internet, or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary

INPHI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 21, 2020

To Our Stockholders:

Inphi Corporation will hold its 2020 Annual Meeting of Stockholders (the Annual Meeting) at 9:30 a.m., Pacific Time, on Thursday, May 21, 2020 at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304. We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.inphi.com.

We are holding the Annual Meeting:

•	to elect Class I directors to serve until the 2023 annual meeting of Stockholders or until their successors are duly elected and qualified;

•	to hold an advisory vote to approve executive compensation;

•	to approve an amendment to and restatement of Inphi Corporation’s 2010 Stock Incentive Plan;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on April 8, 2020 are entitled to notice of, and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card or vote via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors, /s/ John Edmunds John Edmunds Chief Financial Officer and Secretary

Santa Clara, California

April 21, 2020

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 21, 2020.

Our Proxy Statement for our 2020 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the year ended December 31, 2019, and our Annual Report on Form 10-K are available on our website at www.inphi.com.

APPENDIX A	60

INPHI CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors (the “Board”) of Inphi Corporation (the “Company”), a Delaware corporation, of proxies to be used at our 2020 Annual Meeting of Stockholders and any adjournments or postponements thereof (the "Annual Meeting"). Our Annual Meeting will be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304 at 9:30 a.m., Pacific Time, on Thursday, May 21, 2020. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 21, 2020.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.inphi.com.

Appointment of Proxy Holders

Our Board asks you to appoint Dr. Ford Tamer and Mr. John Edmunds as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card or by using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 8, 2020, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 46,151,885 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either via the Internet, by mail or in person as described below. Our Board recommends that you vote via the Internet or by mail. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the instructions on the voting instruction card received from the bank or broker.

Voting via the Internet. You can vote by proxy via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you receive.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope or as instructed on the voting instruction card.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a legal proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class I directors, FOR the advisory vote on our executive compensation, FOR the approval of an amendment to and restatement of the Company’s 2010 Stock Incentive Plan, and FOR the ratification of the appointment of our independent registered public accounting firm.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

In April 2020, our board of directors approved an amendment to our bylaws that provides that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee). This means that the three nominees for Class I directors will be elected only if each nominee receives a majority of the votes cast with respect to such nominee’s election. You can vote to “abstain”, but that vote will not have an effect in determining the election results. Each of our director nominees currently serves on the Board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, as amended, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it.

All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. Abstentions on any matters are treated as shares present or represented at the meeting and entitled to vote on that matter. Thus, if you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter and will have the same effect as a vote against such matter.

If you are the beneficial owner of shares held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 4 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors), Proposal 2 (advisory vote to approve executive compensation), and Proposal 3 (approval of amendment to and restatement of Company’s 2010 Stock Incentive Plan) are not considered routine matters, and without your instruction, your broker cannot vote your shares on this matter. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposals 1, 2, and 3 broker non-votes will not be counted for the purpose of determining the number of votes entitled to vote on Proposals 1, 2, and 3.

If your shares are registered in your name with our transfer agent, you are considered a “stockholder of record” with respect to those shares. If you vote your shares by proxy card and sign the card but without giving specific instructions, your shares will be voted in accordance with the recommendation of the Board and FOR the three nominees for Class I directors, FOR the approval of executive compensation, FOR the approval of the amendment to and restatement of Company’s 2010 Stock Incentive Plan, and FOR the ratification of the appointment of our independent auditors.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone, e-mail, or facsimile. No additional compensation will be paid to these persons for solicitation. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies and we will pay the customary costs of $10,000 associated with such engagement. We may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the postage-prepaid return envelope, or vote via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of April 8, 2020:

Name	Age	Position
Dr. Ford Tamer	58	President, Chief Executive Officer and Director
John Edmunds	62	Chief Financial Officer, Chief Accounting Officer and Secretary
Richard Ogawa	57	General Counsel
Charlie Roach	50	Senior Vice President of Worldwide Sales
Dr. Ron Torten	53	Senior Vice President of Operations and Information Technology
Diosdado P. Banatao(2)	73	Chairman of the Board
Nicholas E. Brathwaite(3)	61	Director
Dr. Chenming C. Hu(2)	72	Director
Dr. David E. Liddle(1)(2)	75	Director
Dr. Bruce M. McWilliams(3)	63	Director
Elissa Murphy(2)	51	Director
William J. Ruehle(1)	77	Director
Sam S. Srinivasan(1)(3)	75	Lead Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

The following presents biographical information for each of our executive officers and directors listed in the table above, other than the director nominees whose information is on the pages appearing immediately before the table above. With respect to our directors, the biographical information includes each director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

John Edmunds has served as our Chief Financial Officer and Chief Accounting Officer since January 2008. He previously served as Chief Financial Officer of Trident Microsystems, a semiconductor company, from June 2004 to January 2008. Mr. Edmunds also served as Senior Vice President and Chief Financial Officer for Oak Technology, Inc. from January 2000 until it was acquired by Zoran Corporation in August 2003. He continued to serve as Vice President of Finance for Zoran until June 2004. Mr. Edmunds started his career as a C.P.A. with Coopers & Lybrand in San Francisco and San Jose. He holds a B.S. degree in finance and accounting from the University of California, Berkeley.

Richard Ogawa has served as our General Counsel since January 2013. Mr. Ogawa is a Registered United States Patent Attorney and a member of the California State Bar. Prior to Inphi, he served as a partner at Townsend and Townsend and Crew LLP from January 1993 to January 2010. He is the founder and owner of Ogawa, P.C. (since February 2010) and serves on the board of Amesite, Inc. (since April 2018). Prior to joining Townsend, he held a variety of engineering and management positions at NEC Electronics from December 1984 to January 1993. He received a B.S. degree in chemical engineering from the University of California, Davis, and a J.D. from McGeorge School of Law, University of Pacific.

Charlie Roach has served as our Senior Vice President of Worldwide Sales since April 2016. Mr. Roach joined us in September 2012 as Vice President of Worldwide Sales. Prior to joining us, from July 2009 to August 2012, he served as Vice President of Sales for Integrated Device Technologies, Inc. (IDT) where he managed the Americas and South East Asia sales teams along with the worldwide EMS team. Before IDT, from March 1995 to June 2009, Mr. Roach was in charge of Worldwide Strategic Accounts at Applied Micro Circuits, the Central and Southeast U.S. Sales Manager at MMC Networks and Managing Partner and Sales Engineer at Electro Source. Mr. Roach holds a B.S. degree in electrical engineering from Auburn University.

Dr. Ron Torten has served as our Senior Vice President of Operations and Information Technology since April 2014. Dr. Torten joined us in December 2007 as Vice President of Worldwide Sales, served as acting Vice President of Worldwide Operations from July 2011 until March 2012, as Vice President of Worldwide Operations until September 2012, and as Vice President of Operations and Information Technology until March 2013. Dr. Torten previously served as Chief Executive Officer of NemeriX, a GPS fabless semiconductor company, from January 2006 to December 2007. From January 2004 to December 2005, he served as Vice President, Worldwide Materials, at Agilent Technologies, Inc. Dr. Torten served as Vice President and General Manager for the Networking Entertainment Division at Agere Systems, Inc. He holds a B.S. degree in chemical engineering from the Technion—Israel Institute of Technology, an M.B.A. from the University of California, Davis, and a DBA with focus on strategy and innovation from Capella University.

Diosdado P. Banatao has served on our Board since December 2000 and served as our Interim President and Chief Executive Officer from October 2006 to August 2007. Mr. Banatao has been a Managing Partner of Tallwood Venture Capital, a venture capital firm, since July 2000 and served as Interim President and Chief Executive Officer at Ikanos Communications, Inc. from June 2011 to June 2012, and from April 2010 to August 2010. From April 2008 to June 2009, he also served as Interim Chief Executive Officer of SiRF Technology Holdings, Inc., which was acquired by CSR plc in June 2009. Prior to forming Tallwood, Mr. Banatao was a venture partner at Mayfield Fund from January 1998 to May 2000. Mr. Banatao co-founded three technology startups: S3 Incorporated, Chips & Technologies and Mostron. He also held positions in engineering and general management at National Semiconductor Corporation, Seeq Technologies and Intersil Corporation. Mr. Banatao served on the board of directors of Ikanos Communications, Inc. from 2009 to September 2015 (acquired by Qualcomm Inc.). He previously served on the board of directors of SiRF Technology (acquired by CSR plc); CSR plc; Sequoia Communications; Marvell Technology Group Ltd. (NASDAQ: “MRVL”); Acclaim Communications (acquired by Level One Communications, Inc., which was then acquired by Intel Corporation); NewPort Communications (acquired by Broadcom Corporation); Cyras Systems (acquired by Ciena Corporation); and Stream Machine Company (acquired by Cirrus Logic, Inc.). He has also served on the board of directors of various other privately held companies in the semiconductor industry. Mr. Banatao holds a B.S. degree in electrical engineering, cum laude, from the Mapua Institute of Technology in the Philippines and an M.S. degree in electrical engineering from Stanford University. Mr. Banatao’s background as a technologist, as well as a senior manager of, board member of, and investor in many semiconductor companies provides a diversity of experience for his service on our Board. The companies with which he has been involved range from start-up companies to very large public corporations.

Dr. Ford Tamer has served as our President and Chief Executive Officer and as a director since February 2012. Dr. Tamer most recently served as Chief Executive Officer of Telegent Systems, Inc. from June 2010 until August 2011. Prior to joining Telegent, Dr. Tamer was a Partner at Khosla Ventures from September 2007 to April 2010. Dr. Tamer previously served as Senior Vice President and General Manager—Infrastructure Networking Group at Broadcom Corporation from June 2002 to September 2007. He also served as Chief Executive Officer of Agere Inc. from September 1998 until it was acquired by Lucent Technologies in April 2000, which Lucent then spun out as Agere Systems Inc. in March 2001. Dr. Tamer continued to serve as Vice President of Agere Systems until April 2002. Dr. Tamer holds an M.S. degree and Ph.D. in engineering from Massachusetts Institute of Technology. We believe it is important that our Chief Executive Officer serve on our Board. As our Chief Executive Officer, Dr. Tamer has a unique understanding of our strategy, markets, competitors and operations. In addition, we believe his leadership of diverse business units and functions as a senior executive officer at other companies addressing and competing in our target markets prior to joining Inphi gives him an extensive understanding of our industry and has positioned him to bring highly relevant leadership, corporate development, operational and financial experience to our Board.

William J. Ruehle has served on our Board since March 2017. Mr. Ruehle has served as Chief Financial Officer of Bitvore Corporation, a software company, since April 2019. Mr. Ruehle served as the Chief Financial Officer of ClariPhy Communications, Inc. from April 2015 until it was acquired by us in December 2016. Prior to ClariPhy, Mr. Ruehle served as the Principal of his own advisory firm, Ruehle CFO Advisory, advising a variety of technology companies on financial strategy and operations from 2007 to 2015.  Mr. Ruehle served as the Senior Vice President and Chief Financial Officer of Broadcom Corporation, which went through a highly successful public offering, from 1997 to 2006. He also served as the Chief Financial Officer of SynOptics Communications Inc. from 1987 to 1997. SynOptics merged with Wellfleet Communications Inc. in 1994 and became Bay Networks Inc. Mr. Ruehle received a B.A. degree in Economics from Allegheny College and an M.B.A. from Harvard Business School. Mr. Ruehle has also served as Chairman of the board of directors at Kineteks Corporation from 2014 to 2015. Mr. Ruehle brings to our Board considerable experience and expertise, in depth and breadth, in financial strategy and control for both public and private semiconductor and technology companies, as well as extensive industry knowledge.

Dr. Chenming C. Hu has served on our Board since August 2010 and serves on the compensation committee. Since 1976, Dr. Hu has been a professor in Electrical Engineering and Computer Sciences at University of California, Berkeley, and, since 2010, he has been a Professor of the Graduate School. From 2001 until 2004, Dr. Hu was the Chief Technology Officer at Taiwan Semiconductor Manufacturing Company. Dr. Hu also serves on the board of directors of Ambarella, Inc. (since 2012) (NASDAQ: “AMBA”), ACM Research, Inc. (since 2017) (NASDAQ: “ACMR”), and the charitable nonprofit, Friends of Children with Special Needs (since 2008). He previously served on the board of directors of SanDisk Corp. (since 2009) (NASDAQ: “SNDK”), Fortinet (2012-2015) (NASDAQ: “FTNT”), FormFactor, Inc. (2009-2010) (NASDAQ: “FORM”), and MoSys, Inc. (2005-2010) (NASDAQ: “MOSY”), and was the founding board chairman of Celestry Design Technologies, which was acquired by Cadence Design Systems in 2002. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and M.S. and Ph.D. degrees from the University of California, Berkeley, all in electrical engineering. Dr. Hu’s background as an academic in electrical engineering and computer science provides a diversity of experience for his service on our Board and valuable insight into our industry.

Elissa Murphy has served on our Board since July 2015 and serves on the compensation committee. Ms. Murphy has served as the Vice President of Engineering at Google, Inc. since July 2016. Prior to Google, she was the Chief Technology Officer and Executive Vice President of Cloud Platforms at GoDaddy from May 2013 to May 2016. Ms. Murphy previously served as Vice President of Engineering at Yahoo! from November 2010 to April 2013, where she oversaw the world’s largest private Hadoop cluster, a technology essential to massive-scale computing that is the basis of big data today. Prior to her time at Yahoo!, Ms. Murphy spent 13 years at Microsoft in various engineering positions including High Performance Computing and the Cloud. She was also part of the original team responsible for Microsoft's shift to the Cloud, which led to the creation of Azure. Ms. Murphy began her technology career designing and building many of the best-selling computer security and system utilities with 5th Generation Systems, Quarterdeck and the Norton Group, a division at Symantec responsible for Norton Antivirus and other Norton products. Ms. Murphy brings expertise in global-scale platforms, big data and predictive analytics to our Board. She currently has 30 patents issued with several more pending in the areas of distributed systems, cloud, machine learning and security.

Sam S. Srinivasan has served on our Board since May 2007 and as our Lead Director since February 2011. He is also the Chair of the audit committee and serves on the nominating and corporate governance committee. Mr. Srinivasan served as Chief Executive Officer and chairman of Health Language, Inc., a software company, from May 2000 to March 2002. He also served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic, Inc., a semiconductor company, from November 1988 to March 1996, and as Director, Internal Audits and subsequently as Corporate Controller of Intel Corporation, a semiconductor company, from May 1984 to November 1988. Mr. Srinivasan serves on the board of directors of Aparna Systems, Inc. (since December 2014). Mr. Srinivasan previously served on the board of directors of Aquantia Corporation (2015 – 2019), SiRF Technology Holdings, Inc. (2004-2009), Centillium Communications, Inc. (2006-2008), and Leadis Technology, Inc. (2008 to 2009). He holds a Bachelor of Commerce degree from Madras University in India and an M.B.A. from Case Western Reserve University. Mr. Srinivasan was a certified public accountant and was a member of the American Institute of Certified Public Accountants. Mr. Srinivasan brings to our Board considerable financial experience with publicly-traded companies. He has also served as a director for a number of technology companies and as a member of various board of director committees.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Corporate Governance Principles and Practices

Inphi is committed to corporate governance for our shareholders. The Board of Directors has adopted corporate policies that promote excellence in corporate governance. We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. Our Board continues to evaluate our corporate governance principles and policies. Our corporate governance guidelines are posted on our website at www.inphi.com and clicking through “Investors”, and “Governance Highlights” listed under the tab “Corporate Governance”. Key corporate governance policies and practices include:

•	A majority of our Board of Directors is independent of the Company and its management;
•	All members of the key committees of the Board of Directors — the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee — are independent;
•	The charters of the committees of the Board of Directors establish the committees’ respective roles and responsibilities;
•	The independent members of the Board of Directors meet regularly without the presence of management;
•	Our Board of Directors annually conduct annual self-assessments and evaluate the Board as whole;
•	We have separate roles for our CEO and the Chairman of the Board;
•	Directors must be elected by majority voting uncontested elections; and
•

All Board members are required to maintain a good faith cash investment in owning Company’s stock valued at three times their annual Board cash retainer throughout the duration of their association with the Company.

Our Board also adopted a code of business conduct and ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;
•	conflicts of interest;
•	insider trading;
•	corporate opportunities;
•	competition and fair dealing;
•	equal employment and working conditions;
•	record keeping;
•	confidentiality;
•	giving and accepting gifts;
•	compensation or reimbursement to customers;
•	protection and proper use of company assets; and
•	payments to government personnel and political contributions.

Our code of business conduct and ethics is posted on our website at www.inphi.com and clicking through “Investors,” “Corporate Governance,” “Governance Highlights,” and “Code of Business Conduct.” Under our code of business conduct and ethics, each of our directors and employees is required, subject to applicable legal requirements in certain jurisdictions, to report suspected or actual violations. The code of business conduct and ethics can only be amended by the approval of a majority of our Board. Any waiver to the code of business conduct and ethics for our Chief Executive Officer or a senior financial officer may only be granted by those members of the Board of Directors not involved in the possible waiver and must be timely disclosed as required by applicable law. Our Board also adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, President, Chief Financial Officer, controller and other key management employees identified by our Board addressing ethical issues. We also implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

Social and Environmental Principles and Practices

Our Board is also the steward of our social and environmental capital. We are currently looking to SASB, the Sustainability Accounting Standards Board, for guidance on what are the most relevant environmental and social factors for our business.

We are committed to investing, and maintaining our investment in, our most precious resource, our employees. Our goal is to cultivate and sustain a workplace culture that promotes innovation and enables our employees to feel respected, included, and valued. Our compensation committee sets the tone for our culture and holds management responsible for protecting and promoting our reputation. Our focus on investing in our employees includes fostering a positive workplace culture, and maintaining training programs, responsive health and wellness programs, employee recruiting and retention, community giving, flexible benefits, competitive compensation, an appropriate CEO pay ratio, and strong annual say on pay approval.

Inphi is committed to an environmentally sustainable business practices for our shareholders. We are a fabless semiconductor company and have selected semiconductor foundry manufacturers who demonstrate a commitment to the environment. Our primary semiconductor foundry manufacturer is rated as an ESG “Leader” within the semiconductor industry by Sustainalytics and has reduced its greenhouse gas emission per unit of product by 17% since 2010, reducing water consumption by 24.7% since 2010 and achieved 95% waste recycling in 2018. Inphi has also outsourced its computing function to an off-site datacenter in Las Vegas, Nevada, which is run by 100% renewable energy and meets and exceeds the standards of IEEE, ANSI, ASHRAE, 24/7, ISO 9001, SAS 70/SSAE-16, BICSI, the Green Grid Association and more. We also incorporate environmentally sustainable practices in the day-to-day activities of our offices, including a comprehensive recycling program and the installation of on-site electric vehicle charging stations. Most recently, we have enhanced our computing infrastructure to support remote working, thereby reducing vehicle emissions attributed to everyday commuting.

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. With regards to composition, one of the nine members on our board is female, and four of our nine members are from minority groups. In addition, two of our three committee chairs are from an ethnic minority group. Our Board’s responsibilities, including those of its committees, include:

•	selecting, evaluating the performance of, and determining the compensation of the Chief Executive Officer ("CEO") and other senior executives;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed;

•	holding management responsible for protecting and promoting our reputation; and

•	overseeing the processes for maintaining our integrity with regard to our consolidated financial statements and other public disclosures, and compliance with law and ethics.

Our Board and its committees met throughout the year on a set schedule and acted by written consent from time to time as appropriate. Our Board held four regularly scheduled quarterly meetings during 2019 and 2 special meetings during 2019. Each of our directors attended at least 75% of the total regularly scheduled and special meetings held by our Board and the committees on which such director served during his or her tenure in 2019. Our non-management directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board presides over each such Executive Session or in his absence the Lead Director. We do not have a policy regarding directors’ attendance at the Annual Meeting. Dr. Tamer and Mr. Srinivasan attended our 2019 annual meeting of stockholders.

Board Leadership Structure. Our Board recognizes the importance of strong independent board leadership and has determined as part of our corporate governance principles that one of our independent directors should serve as a Lead Director at any time when the title of Chairman of the Board is held by an employee director. Mr. Banatao is our Chairman, and while our Board has determined that Mr. Banatao is an independent director under the rules of The New York Stock Exchange ("NYSE"), in 2013 our Board re-elected Mr. Srinivasan as Lead Director. Mr. Srinivasan will continue to serve as Lead Director until our Board elects another independent director to serve as Lead Director. Responsibilities of the Lead Director include presiding over board meetings in the absence of the Chairman of the Board, serving as a liaison between the Chairman of the Board and the independent directors, acting as a liaison to stockholders under appropriate circumstances, and performing such other functions and responsibilities as requested by the Board from time to time.

Role of the Board in Risk Oversight. One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various board of directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee sets the tone for our culture and assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking or would otherwise pose risk to our reputation.

Board Independence. At least annually, our Board undertakes a review of the independence of our directors and considers whether any director has a material relationship with us that could compromise the director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Messrs. Banatao, Brathwaite, Ruehle, and Srinivasan, Drs. Hu, Liddle, and McWilliams, and Ms. Murphy, representing a majority of our directors, are “independent directors” as defined under the rules of the NYSE. In determining that Messrs. Banatao, Brathwaite, Ruehle, and Srinivasan, Drs. Hu, Liddle and McWilliams, and Ms. Murphy qualify as “independent directors,” our Board determined that none of these individuals had any of the relationships enumerated in Rule 303A.02(b) of the NYSE Company Manual (Rule 303A.02(b)), that would preclude them from serving as independent directors. Our Board also made an affirmative determination that none of these directors had any other material relationship with us, other than in his or her capacity as a director and stockholder.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and Securities and Exchange Commission (SEC) rules and regulations. Our Board has approved charters for each of these committees, which can be found on our website at www.inphi.com. Our Board has determined that Mr. Srinivasan is an “audit committee financial expert,” as defined by the rules promulgated by the SEC and is an independent director under the rules of the NYSE. Each committee has the composition and responsibilities described below:

Audit Committee

Number of Members:	3

Members:	Sam S. Srinivasan, Chair
Dr. David E. Liddle
William J. Ruehle

Number of Meetings in 2019:	10

Functions:

Our audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. Our audit committee is directly responsible for selecting and hiring our independent registered public accounting firm, evaluating and approving their services, and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent registered public accounting firm and takes actions as it deems necessary to satisfy itself that the accountants are independent of management and the Company as a whole. Our audit committee is also responsible for monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to consolidated financial statements or accounting matters.

In addition, our audit committee is responsible for oversight of our risks relating to accounting matters and financial reporting, including overseeing cybersecurity initiatives. To satisfy these oversight responsibilities, our audit committee meets at regularly scheduled meetings with our Chief Financial Officer and other members of management, and separately in executive sessions with our independent registered public accounting firm, to discuss and review our consolidated financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. Our audit committee also receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our consolidated financial statements and proposed audit adjustments, if any.

Compensation Committee

Number of Members:	4

Members:	Dr. David E. Liddle, Chair
Dr. Chenming C. Hu
Diosdado P. Banatao Elissa Murphy

Number of Meetings in 2019:	5

Functions:

Our compensation committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. Our compensation committee chair also meets as needed between formal committee meetings with management and the committee’s consultant. Our compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs as well as with respect to the compensation of our non-employee directors. In addition, our compensation committee determines the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	3

Members:	Nicholas E. Brathwaite, Chair
Sam S. Srinivasan Dr. Bruce M. McWilliams

Number of Meetings in 2019:	3

Functions:

Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board concerning corporate governance matters. Our nominating and corporate governance committee is responsible for oversight of risks relating to Board succession planning, our ethics policies, environmentally sustainable and social practices, and corporate governance practices (collectively, “ESG”). To satisfy these oversight responsibilities, our nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels and risk management activities.

Compensation Committee Interlocks and Insider Participation

Drs. Hu and Liddle, Ms. Murphy and Mr. Banatao served as members of our compensation committee during 2019. Mr. Banatao served as our Interim President and Chief Executive Officer from October 2006 to August 2007. Otherwise, none of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Our nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election. The nominating and corporate governance committee is focused on adding another female director and intends to identify appropriate candidates for potential future nomination to our Board.

Director Criteria. Our nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. Our nominating and corporate governance committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, our Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Although, we do not have a specific policy regarding diversity of candidates, in identifying first-time candidates, our nominating and corporate governance committee will consider the current composition of our Board and the interplay of the candidate’s diversity of experience, gender, race, ethnicity, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. This practice was evidence by the nominating and corporate governance committee’s nomination of Ms. Elissa Murphy, a woman, a veteran of the software industry, with the ability to bring a unique perspective on cloud markets, to our Board in 2015. Our nominating and corporate governance committee believes it appropriate for a majority of the members of our Board to meet the definition of “independent director” under the rules of the NYSE. Our nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, our nominating and corporate governance committee first identifies nominees by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of our Board, with respect to the particular talents and experience of its directors. If a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Inphi’s Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Meetings of Our Independent Directors and Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholder Nominees. In addition, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Inphi’s Secretary and otherwise comply with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting. However, if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided public disclosure of the meeting date. Information required by the bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules and regulations under that section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our bylaws and must be addressed to: Secretary, Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054. You can obtain a copy of our bylaws by writing to the Secretary at this address.

Meetings of Our Independent Directors and Communications with our Board of Directors

During meetings of our Board, the independent directors meet regularly in an executive session without management or management directors present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. An independent director presides over the executive sessions as determined by the independent directors at each meeting. Our Board recommends that stockholders and other interested parties initiate communications with our Board, the independent directors, the Chairman of the Board, the Lead Director, or any committee of our Board in writing to the attention of our Secretary, John Edmunds, at 2953 Bunker Hill Lane, Suite 300, Santa Clara, CA 95054. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

PROPOSAL 1
ELECTION OF DIRECTORS

Directors and Nominees

Our bylaws provide for a Board of Directors consisting of not fewer than three (3) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at nine (9) members.

Our Board is divided into three classes: Class I, Class II, and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class II directors are Diosdado P. Banatao, Dr. Ford Tamer and William J. Ruehle and their terms will expire at the annual meeting to be held in 2021.

•	Our Class III directors are Dr. Chenming C. Hu, Elissa Murphy and Sam S. Srinivasan and their terms will expire at the annual meeting to be held in 2022.

•	Our Class I directors are Nicholas E. Brathwaite and Drs. David E. Liddle and Bruce M. McWilliams and their terms will expire at the Annual Meeting.

Three Class I directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2023 or until they resign, are removed or their successors are elected and qualified. Our Board, upon the recommendation of the nominating and corporate governance committee, has selected Nicholas E. Brathwaite and Drs. David E. Liddle and Bruce M. McWilliams, as nominees for election as Class I directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the three nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

The names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should continue to serve on our Board, are set forth below.

Nicholas E. Brathwaite has served on our Board since September 2013 and serves as Chair of the nominating and corporate governance committee. He has been a Founding Partner of Riverwood Capital since 2008. Mr. Brathwaite served as the Chief Executive Officer of Aptina Imaging Corporation from April 2008 to July 2009 and has served as its chairman of the board from 2009, until it was sold to ON Semiconductor in 2014. Prior to Aptina, he joined Flextronics International Ltd. in 1995 as its Vice President of Technology and from 2000 to 2007, he served as its Chief Technology Officer. Flextronics acquired nChip, where Mr. Brathwaite held the position of Vice President and General Manager of operations from 1992 to 1996. Mr. Brathwaite also spent six years with Intel Corporation in various engineering management positions in technology development and manufacturing. Mr. Brathwaite is currently on the boards of directors of Power Integrations (since 2000) (NASDAQ: “POWI”) and Lighting Science Group (since 2011). He also served on the boards of directors of Tessera Technologies, Inc. (2008-2011) (NASDAQ: “TSRA”) and of Photon Dynamics, Inc. prior to its acquisition in 2008. Mr. Brathwaite received a B.S. degree in Applied Chemistry from the McMaster University, and a M.S. degree in Polymer Science & Engineering from the University of Waterloo. He has also completed the Wharton Executive Education Training Program on Corporate Governance. Mr. Brathwaite possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience for his service on our Board.

Dr. David E. Liddle has served on our Board since July 2012, and serves as Chair of the compensation committee and as a member of the audit committee. Until January 2016, Dr. Liddle served as a member of U.S. Venture Partners (USVP), which he joined in January 2000, after retiring as President and Chief Executive Officer of business incubator, Interval Research Corporation (Interval). Prior to co-founding Interval, Dr. Liddle founded and served as Chief Executive Officer of Metaphor, which was acquired in 1991 by International Business Machines Corp. (IBM), where he became Vice President of Business development for IBM Personal Systems. Dr. Liddle’s extensive experience in research and development includes 10 years at Xerox Palo Alto Research Center as head of the System Development Division. Dr. Liddle previously served on the boards of directors of the New York Times Company, Sybase, Broderbund Software, Borland International and Ticketmaster. His board involvement at USVP also included private companies AltoBeam, Karmasphere, Klocwork and Linestream and, previously, public companies Optichron (2004-2011, acquired by NetLogic) and MaxLinear (2004-2012). Dr. Liddle has served as a Consulting Professor of electrical engineering and also of computer science at Stanford University. He has served on the DARPA Information Science and Technology Committee and as chair of the NAS Computer Science and Telecommunications Board (CSTB) from 2006 to 2010. He has served on the boards of the Colleges of Engineering at Stanford University, UC Berkeley, the University of Michigan and the University of Toledo and previously chaired the board of the Santa Fe Institute. He is currently on the boards of directors of SRI International and the Public Library of Science (since 2011), an open access online science and medicine publishing organization. Dr. Liddle earned a B.S. degree in Electrical Engineering from the University of Michigan and MSEE, MSCS, and Ph.D. degrees from the University of Toledo, where his dissertation focused on reconfigurable computing machines. His contributions to human-computer interaction design earned him the distinction of Senior Fellow at the Royal College of Art. Dr. Liddle possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience.

Dr. Bruce M. McWilliams has served on our Board since October 2012. Dr. McWilliams brings more than 25 years of executive leadership and technology development experience to our Board. Dr McWilliams has served as Chief Executive Officer of Bossa Nova Robotics since June 2017. Prior to that, Dr. McWilliams served as President and Chief Executive Officer of Intermolecular, Inc. from October 2014 to August 2016, and as a director from 2005, and as chairman of the board since June 2014. Prior to joining Intermolecular, he served as executive chairman and a director of SuVolta from 2009 to October 2014. Dr. McWilliams was the President and Chief Executive Officer of Tessera Technologies, which he took public through a highly successful initial public offering, from June 1999 to August 2008. Dr. McWilliams also served as President and Chief Executive Officer of S-Vision, a liquid crystal-on-silicon based display technology company, Senior Vice President of Flextronics International, and President and Chief Executive Officer of nCHIP, a multichip module packaging company that was acquired by Flextronics. In addition to serving on Intermoleculor’s board of directors, Dr. McWilliams is a member of the board of trustees of Carnegie Mellon University. In 2005, he received Ernst & Young’s Northern California Entrepreneur of the Year award. Dr. McWilliams holds B.S., M.S., and Ph.D. degrees in physics from Carnegie Mellon University. Dr. McWilliams possesses knowledge and operational experience across several industries, which provides a diversity of experience for his service on our board.

Required Vote

The three nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, such director will voluntarily tender his resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Broker non-votes will have no effect on the election of the nominees. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of Mr. Nicholas E. Brathwaite and Drs. David E. Liddle and Bruce M. McWilliams as Class I directors of Inphi.

COMPENSATION OF DIRECTORS

Our non-employee directors receive an annual retainer of $45,000 prorated for partial service in any year. Our Chairman of the Board and Lead Director each receive an additional annual retainer of $30,000 and $20,000, respectively, so long as such director is not an employee of Inphi. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chair of those committees, receive an additional annual retainer of $10,000, $7,500, and $5,000, respectively. The chair of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $20,000, $15,000 and $10,000, respectively.

In addition, non-employee directors receive nondiscretionary, automatic grants of restricted stock units (RSUs) under our 2010 Stock Incentive Plan. Upon becoming a member of our Board, a non-employee director is automatically granted initial RSUs for shares of our common stock that have a value of $160,000, calculated using the closing price of our common stock on the date of grant as reported on the NYSE. The initial RSUs vest over four years in equal annual installments. On the first business day following each of our regularly scheduled annual meetings of stockholders, each non-employee director is automatically granted RSUs for shares of our common stock that have a value of $175,000, calculated using the closing price of our common stock on the date of grant as reported on the NYSE, provided the director has served on our Board for at least six months. These RSUs will vest on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The RSUs granted to non-employee directors will become fully vested in the event a change in control occurs.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings.

Director Stock Ownership Guidelines

Our Board has established guidelines to better ensure that our directors each maintain an appropriate equity stake in our Company. These guidelines provide that all non-employee directors will maintain a good faith cash investment in Inphi stock valued at three times their annual Board cash retainer ($135,000 for 2019) throughout the duration of their association with our Company, which must be achieved by the 36-month anniversary of the individual’s appointment as a director. Pursuant to previously established Board guidelines, our CEO maintains a good faith cash investment in our stock valued at a minimum of $120,000.

2019 Director Compensation

The following table sets forth the compensation paid to our non-employee directors or accrued by us in 2019. The following tables exclude Dr. Ford Tamer, our President and CEO, as he did not receive any additional compensation for his service on our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Total ($)
Diosdado P. Banatao	80,000	174,991	254,991
Nicholas E. Brathwaite	51,500	174,991	226,491
Dr. Chenming C. Hu	50,000	174,991	224,991
Dr. David E. Liddle	67,500	174,991	242,491
Dr. Bruce M. McWilliams	47,500	174,991	222,491
Elissa Murphy	50,000	174,991	224,991
William J. Ruehle	52,500	174,991	227,491
Sam S. Srinivasan	87,500	174,991	262,491

(1)

The amount reflects the aggregate grant date fair value of the RSU award computed in accordance with FASB ASC Topic 718 multiplied by the number of shares. See note 12 of the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of assumptions made in determining the grant date fair value.

(2)	The following outstanding equity awards table sets forth the equity awards held by our non-employee directors at December 31, 2019:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(a)
Diosdado P. Banatao	05/24/2019	4,020	297,560
Nicholas E. Brathwaite	05/24/2019	4,020	297,560
Dr. Chenming C. Hu	05/24/2019	4,020	297,560
Dr. David E. Liddle	05/24/2019	4,020	297,560
Dr. Bruce M. McWilliams	05/24/2019	4,020	297,560
Elissa Murphy	05/24/2019	4,020	297,560
William J. Ruehle	03/15/2017	1,833	135,679
	05/24/2019	4,020	297,560
Sam S. Srinivasan	05/24/2019	4,020	297,560

(a)

The amount represents the closing market price of our common stock as of December 31, 2019 (the last trading day of 2019) multiplied by unvested shares as of December 31, 2019. The closing market price of our common stock on December 31, 2019 was $74.02.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 8, 2020 regarding the number of shares of common stock and the percentage of common stock, beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 46,151,885 shares of common stock outstanding on April 8, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 8, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders:

The Vanguard Group – 23-1945930(1)	4,445,357	9.6
BlackRock, Inc.(2)	4,437,827	9.6
Capital Research Global Investors(3)	2,471,873	5.4

Directors, Nominees, and Named Executive Officers:

Dr. Ford Tamer(4)	786,924	1.7
John Edmunds(5)	254.497	*
Charlie Roach(6)	57,655	*
Dr. Ron Torten(7)	21,766	*
Richard Ogawa(8)	24,904	*
Diosdado P. Banatao(9)	7,664	*
Dr. Chenming C. Hu(10)	56,503	*
Sam S. Srinivasan(11)	24,815	*
Dr. David E. Liddle(12)	44,781	*
Dr. Bruce M. McWilliams(13)	41,653	*
Nicholas E. Brathwaite(14)	33,684	*
Elissa Murphy(15)	22,714	*
William J. Ruehle(16)	6,615	*
All current directors and executive officers as a group (13 persons)(17)	1,384,175	2.9

________________________

*	Amount represents less than 1% of our common stock.

(1)

Based solely on information reported on Amendment No. 4 to Schedule 13G filed by The Vanguard Group - 23-1945930 (“Vanguard”) on February 12, 2020, Vanguard has sole voting power with respect to 94,450 shares, sole dispositive power with respect to 4,345,045 shares, shared dispositive power with respect to 100,312 shares, and shared voting power with respect to 11,067 shares on behalf of itself and its subsidiary Vanguard Fiduciary Trust Company. The principal address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Based solely on information reported on Amendment No. 4 to Schedule 13G filed by BlackRock, Inc. on February 5, 2020, BlackRock, Inc. has sole voting power with respect to 4,326,931 shares and sole dispositive power with respect to 4,437,827 shares on behalf of itself and the following subsidiaries: BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited and BlackRock Fund Advisors. The principal address for BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based solely on information reported on Amendment No. 7 to Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company, on February 14, 2020, Capital Research Global Investors has sole voting and dispositive power with respect to 2,471,873 shares. The principal address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(4)	Includes 557,645 shares subject to options that are exercisable as of June 7, 2020, and 70,779 shares subject to restricted stock units that will vest as of June 7, 2020.
(5)	Includes 85,642 shares subject to options that are exercisable as of June 7, 2020, and 27,079 shares subject to restricted stock units that will vest as of June 7, 2020.
(6)	Includes 20,932 shares subject to restricted stock units that will vest as of June 7, 2020.
(7)	Includes 20,432 shares subject to restricted stock units that will vest as of June 7, 2020.
(8)	Includes 16,596 shares subject to restricted stock units that will vest as of June 7, 2020.
(9)	Includes 4,020 shares subject to restricted stock units that will vest as of June 7, 2020.
(10)	Includes 4,020 shares subject to restricted stock units that will vest as of June 7, 2020.
(11)	Includes 4,020 shares subject to restricted stock units that will vest as of June 7, 2020.
(12)	Includes 4,020 shares subject to restricted stock units that will vest as of June 7, 2020.
(13)	Includes 4,020 shares subject to restricted stock units that will vest as of June 7, 2020.
(14)	Includes 4,020 shares subject to restricted stock units that will vest as of June 7, 2020.
(15)	Includes 4,020 shares subject to restricted stock units that will vest as of June 7, 2020.
(16)	Includes 4,020 shares subject to restricted stock units that will vest as of June 7, 2020.
(17)	Includes 643,287 shares subject to options that are exercisable as of June 7, 2020, and 187,978 shares subject to restricted stock units that will vest as of June 7, 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents certain information with respect to our equity compensation plans as of December 31, 2019, all of which have been approved by security holders:

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (2)	4,863,759	$13.68	5,739,426

Equity compensation plans not approved by security holders (3)	187,324	—	—
	5,051,083	$13.68	5,739,426

(1)

The calculation of the weighted average exercise price includes only stock options and does not include the 3,822,325 outstanding RSUs and MVSUs which do not have an exercise price or warrants, of which there are none outstanding.

(2)

Consists of two plans: the Company’s 2010 Stock Incentive Plan and the Company’s 2011 Employee Stock Purchase Plan. 4,909,665 shares and 829,761 shares, respectively, remain available for issuance under the Company’s 2010 Stock Incentive Plan and the Company’s 2011 Employee Stock Purchase Plan.

(3)

These shares were granted in connection with our acquisition of ClariPhy on December 12, 2016. Such RSU non-plan inducement awards were granted to target company employees joining our operations in order to create a retention incentive for those employees.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related Party Transactions

Pursuant to our written Related Person Transactions Policy, the audit committee of our Board must approve transactions with our company valued at or above $120,000 in which any director, officer, 5% or greater stockholder, or certain related persons or entities has a material direct or indirect interest. The audit committee bases its decision on whether to approve such transactions in light of all relevant facts and circumstances reasonably available to it, and approves only those transactions it determines to be fair and in the best interests of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related philosophy, process, practices, and decisions for 2019. It also explains how we determined the elements of compensation for our principal executive officer, our principal financial officer, and the three executive officers who were our most highly-compensated executive officers as of December 31, 2019, and who we refer to as our “Named Executive Officers.” For 2019, our Named Executive Officers were:

■	Dr. Ford Tamer, our President and Chief Executive Officer;

■	John Edmunds, our Chief Financial Officer and Chief Accounting Officer;

■	Charlie Roach, our Senior Vice President of Worldwide Sales;

■	Dr. Ron Torten, our Senior Vice President of Operations and Information Technology; and

■	Richard Ogawa, our General Counsel.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation program, our compensation philosophy and compensation setting process, and each compensation element that we provide to our Named Executive Officers. In addition, it explains how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at the compensation decisions for our Named Executive Officers in 2019.

Overview

We are a fabless provider of high-speed analog and mixed signal semiconductor solutions for the communications and cloud markets. Our analog and mixed signal semiconductor solutions provide high signal integrity at leading-edge data speeds while reducing system power consumption. Our semiconductor solutions are designed to address bandwidth bottlenecks in networks, maximize throughput and minimize latency in computing environments and enable the rollout of next generation communications and cloud infrastructures. Our solutions provide a vital high-speed interface between analog signals and digital information in high-performance systems such as telecommunications transport systems, enterprise networking equipment and datacenters. We provide 25G to 600G high-speed analog semiconductor solutions for the communications market.

2019 Business Highlights

We continued to grow as a company in 2019, producing strong financial and operational results. Revenue in the fourth quarter of 2019 was $102.9 million, which was 19% higher than the $86.5 million we recorded in the fourth quarter of 2018. Our financial results in 2019 also included the following:

■	Our total revenue was $365.6 million in 2019, compared with $294.5 million in 2018, an increase of $71.1 million or 24.2%.
■

Our GAAP net loss was $72.9 million, or ($1.61) per share in 2019, compared with GAAP net loss of $95.8 million, or ($2.19) per share in 2018. Our non-GAAP net income was $76.6 million, or approximately $1.61 per diluted share in 2019, compared with non-GAAP net income of $38.8 million, or $0.86 per diluted share, in 2018. A reconciliation of GAAP net loss to non-GAAP net income is provided in Appendix A.

■

Generally, we focus on our longer-term total shareholder return ("TSR"), because we believe that only over a longer period does TSR demonstrate company performance. Over one year and shorter periods, there can be significant volatility in our stock price, due to industry or broad market volatility or other unidentifiable causes. Therefore, we measure one year performance for our executive compensation program based on our operational performance rather than TSR. Looking at our stock price performance in comparison to the Philadelphia Semiconductor Index, SOX, as an industry index, and the S&P 500, a representative broad market index, over the longer term five year period, we have significantly outperformed both indexes.

■	Inphi Stock Price Performance versus the Philadelphia Semiconductor Index and the S&P 500 over the past five years.

2019 Executive Compensation Highlights

Our executive compensation program emphasizes long-term value creation that correlates with the growth of sustainable long-term value for our stockholders, as well as motivates, retains, and rewards our Named Executive Officers. For 2019, the Committee took the following compensation actions:

■

Base Compensation:   The Committee approved increases in April 2019 to the base compensation of our Named Executive Officers ranging from 4.7% to 19.1% over 2018 salary levels to better align with the competitive market.

■	Target Annual Incentive Compensation: In January 2019, the Committee also approved market-based increases to the target annual incentive compensation for one of our Named Executive Officers.

■

Annual Incentive Payments: We achieved 100% of our target corporate performance goal based on the performance matrix adopted for our 2019 annual incentive plan. Based upon its evaluation of individual performance, the Committee approved payouts to our Named Executive Officers ranging from 87% to 94.5% of target in the form of service-based RSUs. These RSU awards are subject to quarterly vesting through the end of 2020.

■

Performance-Based Equity Awards:  To encourage a focus on longer term performance and alignment with shareholders, we awarded our Named Executive Officers in January 2018 a multi-year performance vesting RSU (Market Value Stock Unit or “MVSU”) that can be earned based on our performance against the S&P 500 at the end of a three year performance period. Because of the size and multi-year focus of these grants, no additional performance vesting RSUs were granted this year. However, in February 2020, we began a program of granting such performance-based awards annually based on the same relative TSR performance goal, three year performance period (with one two-year performance period for transition), and other terms as the prior MVSUs. We decided to grant performance-based awards annually to better align with market practices, to create a layered set of performance periods to incentivize sustained performance, and to eliminate the variability in incentive and retention from multi-year awards, such as the MVSUs.

■

Service-Based Equity Awards. The Committee also continued its practice of granting RSU awards to our Named Executive Officers that vest based on a four year service period. We use a four year vesting schedule to provide longer term retention as well as to align our executives with our long term stockholders.

■	Change in Control Severance Program. The Committee amended and restated our Named Executive Officer change in control agreements to better align internally and with reasonable market practice.

■

Equity Plan Amendments. In connection with a proposed extension of the term of our expiring 2010 Stock Incentive Plan, our Board of Directors approved certain amendments to the plan, subject to stockholder approval at the 2020 annual meeting, which reflect current best practices, such as removal of the provision for automatic “evergreen” share increases. Other best practices include a prohibition on repricing of stock options and stock appreciation rights, including cash buyouts, and a prohibition on liberal share recycling for stock options and stock appreciation rights, as well as a provision to recoup compensation if our financial statements must be restated due to an executive officer’s intentional misconduct or grossly negligent conduct.

Executive Compensation Best Practices

We maintain sound executive compensation practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2019, the following executive compensation practices were in place, including those we have implemented to drive performance and that either prohibit or minimize behaviors that we believe do not serve our stockholders’ interests:

What We Do

Compensation Committee Independence – Our Board maintains a compensation committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

Compensation Committee Advisor Independence – The Committee engages and retains its own advisor, currently Compensia, Inc. (“Compensia”), to assist with its responsibilities. Compensia performs services as directed by the Committee.

Annual Compensation Review – The Committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.

Compensation-Related Risk Assessment – The Committee conducts an annual evaluation of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the Company.

Emphasize Performance-based Incentive Compensation – The Committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align the short and long-term interests of our Named Executive Officers with the interests of our stockholders.

Emphasize Long-Term Equity Compensation – The Committee uses equity awards to deliver long-term incentive compensation opportunities to our Named Executive Officers. These equity awards may be earned over multi-year periods, which serves our long-term value creation goals and retention objectives.

Clawback – Under our amended and restated 2010 Stock Incentive Plan, which is subject to stockholder approval, we have a provision to recoup compensation under the plan if our financial statements must be restated due to an executive officer’s intentional misconduct or grossly negligent conduct.

“Double-Trigger” Change in Control Arrangements – The change in control compensation arrangements for our Named Executive Officers are based on a “double-trigger” arrangement that provides for the receipt of payments and benefits only in the event of both (i) a change in control of the Company and (ii) a qualifying termination of employment. Our MVSU award program terminates upon a change in control, with payouts measured solely on the basis of actual performance through the change in control.

Reasonable Change in Control Arrangements – The post-employment compensation arrangements for our Named Executive Officers provide for amounts and multiples that are within reasonable market norms.

Succession Planning – Our Board reviews the risks associated with our key executive positions on an annual basis so that we have a succession strategy for our most critical positions.

CEO Stock Ownership Guidelines – Pursuant to Board established guidelines, our CEO maintains a good faith cash investment in our stock valued at a minimum of $120,000.

What We Do Not Do

Executive Perquisites – We do not provide perquisites or other personal benefits to our Named Executive Officers that are not available generally to our other employees, except for a standard automobile allowance provided to our Senior Vice President - Worldwide Sales. Our Named Executive Officers participate in our retirement and health and welfare benefit programs on the same basis as all of our employees.

Prohibition on Hedging and Pledging – Our Named Executive Officers and the members of our Board are prohibited from engaging in hedging transactions with respect to our equity securities. Our Named Executive Officers and the members of our Board are also prohibited from pledging shares of our common stock

Retirement Programs – Other than our 401(k) plan generally available to all employees, we do not offer defined benefit or contribution retirement plans or arrangements, or nonqualified deferred compensation plans or arrangements for our Named Executive Officers.

No Tax “Gross-Ups” or Payments – We do not provide any “gross-ups” or tax payments in connection with any compensation element or any excise tax “gross-ups” or tax reimbursement in connection with any change in control payments or benefits.

No Dividends on Unvested Awards – We do not pay dividends or dividend equivalents on unvested or unearned restricted stock or restricted stock units, unless and until the underlying shares or stock unit become vested.

Stockholder Advisory Votes

At our 2019 annual meeting of stockholders, we submitted an advisory vote to our stockholders seeking their approval of the compensation of our Named Executive Officers as disclosed in our 2019 definitive proxy statement (a “Say-on-Pay” vote). At that time, our stockholders approved the compensation of our Named Executive Officers with approximately 86.5% of the votes cast in favor of the proposal.

The Committee considers the results of the Say-on-Pay vote on our executive compensation program as part of its annual executive compensation review. Our Board values the opinions of our stockholders and the Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers. The next Say-on-Pay vote will take place at the 2020 Annual Meeting of Stockholders.

Pay-for-Performance Alignment

Underlying our executive compensation program is a strong belief in promoting a pay-for-performance culture. As a result, the Committee designs the target total direct compensation of our Named Executive Officers so that a significant portion of each executive officer’s overall compensation opportunity is linked to our annual financial performance and, with the introduction of long-term market value stock unit awards in 2018, to our long-term relative total stockholder return.

Compensation Philosophy

We have designed our executive compensation program to achieve the following objectives:

■	to attract, retain, and motivate talented, innovative, experienced, and Named Executive Officers;

■	to reward our Named Executive Officers based on our financial and business performance and their individual performance;

■	to provide equitable compensation, consistent with the competitive market; and

■	to align the interest of our Named Executive Officers and stockholders.

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals whose employment is key to our success and growth, and rewarding individuals who help us define the strategic direction of the Company while achieving our business objectives. By weighting our executive compensation packages to emphasize equity-based compensation, we have sought to align the interests of our Named Executive Officers and stockholders by motivating them to increase the value of our stock over time.

Compensation-Setting Process

Role of the Compensation Committee

The Committee is responsible for reviewing and approving the compensation of our Named Executive Officers and seeks to do so in a manner that compensates them in an equitable manner for their contributions to our annual and long-term performance. The Committee consists of Drs. Liddle (Chair) and Hu, Mr. Banatao, and Ms. Murphy each of whom is an independent, non-employee member of our Board.

Specifically, the Committee seeks to ensure that our compensation remains market competitive by:

■	providing performance-based incentive opportunities that closely align and strike a balance between short-term and long-term incentives relative to our strategy and future performance;

■	establishing long-term incentive compensation programs in the form of equity awards to reinforce the long-term connection with stockholder value and executive compensation; and

■	structuring our executive compensation plans and arrangements to reduce incentives to either (a) promote short-term gains or (b) encourage risk-taking at the expense of long-term stockholder value.

The Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our Named Executive Officers. The Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted.

While the Committee determines our overall compensation philosophy and the compensation of our Named Executive Officers, it relies on its compensation consultant, as well as our CEO with the assistance of our Senior Vice President of Human Resources, Ms. Sun Kim, to formulate recommendations with respect to specific compensation actions. The Committee makes all final approvals regarding executive officers’ compensation, including base salary levels, annual incentive targets, actual annual incentive payments, and long-term incentives in the form of equity awards for all executives. The Committee meets on a regularly-scheduled basis and at other times as needed. The Committee periodically reviews compensation matters with our Board.

At the beginning of each year, the Committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our Named Executive Officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Committee reviews market trends and changes in competitive compensation practices, as further described below.

The factors considered by the Committee in making its determinations with respect to the compensation of our Named Executive Officers for 2019 included:

■	our corporate growth and other elements of financial performance;

■	our corporate and individual achievements against short-term and long-term performance objectives;

■	the individual performance of each Named Executive Officer against his management objectives;

■	a review of the relevant competitive market analysis prepared by the Committee's compensation consultant (as described below);

■	the expected future contribution of the individual Named Executive Officer and the criticality of such Named Executive Officer's experience and expertise related to our long-term business goals;

■	historical compensation awards we have made to our Named Executive Officers and their current retention value;

■	internal pay equity based on the impact on our business and performance; and

■	the recommendations of our CEO (except with respect to his own compensation) as described below.

The Committee did not weight these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of each Named Executive Officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program. No Named Executive Officer participates in the determination of the amounts or elements of his or her own compensation.

As part of this process, the Committee evaluates the performance of our CEO each year and approves all decisions regarding his base salary adjustments, annual incentives, and long-term incentives in the form of equity awards. Our CEO is not present during any of the final deliberations regarding his compensation.

Role of our Management

Our Senior Vice President of Human Resources works closely with the Committee as it conducts its deliberations about the compensation of our Named Executive Officers. Typically, our Senior Vice President of Human Resources works with the Committee to determine the structure of the annual incentive, to identify and develop corporate performance objectives and individual performance objectives for such plan, and to evaluate actual performance against the selected measures for each of the objectives. Our CEO makes recommendations to the Committee as described in the following paragraph and is involved in the determination of compensation for the respective Named Executive Officers who report to him.

At the beginning of each year, our CEO reviews the performance of our Named Executive Officers based on such individual’s level of success in accomplishing both corporate performance objectives and individual performance objectives established for him for the prior year and his overall performance against both objectives during that year, and then shares these evaluations with, and makes recommendations to, the Committee for each element of his compensation. Our CEO evaluates each of the other Named Executive Officers, taking into consideration historical compensation awards to the other Named Executive Officers and our corporate performance during the preceding year, the individual Named Executive Officer's contribution, and his performance toward achieving his individual performance goals. Based on this evaluation, he proposes recommendations concerning base salary adjustments, target annual incentives, and long-term incentives in the form of equity awards for each of the other Named Executive Officers (excluding the CEO himself). The Committee then reviews the proposed recommendations from the CEO and considers other factors and finally determines the target total compensation of each other Named Executive Officer, as well as each individual compensation element.

While the Committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by the Committee's compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our Named Executive Officers.

Role of Compensation Consultant

Pursuant to its charter, the Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determines in its sole discretion, to assist in carrying out its responsibilities. The Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Committee.

In 2013, pursuant to this authority, the Committee first engaged Compensia, an independent national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Committee by Compensia in 2019 were as follows:

■	updated the compensation peer group;

■	provided advice with respect to compensation best practices and market trends for executive officers and members of our Board;

■	conducted an analysis of the levels of overall compensation and each element of compensation for our Named Executive Officers;

■	provided market data on annual equity burn rates and overhang levels;

■	provided market data on severance and change in control arrangements; and

■	provided ad hoc advice and support throughout the year.

A representative of Compensia attended meetings of the Committee as requested and may also communicate with the Committee outside of the meetings. Compensia reports to the Committee rather than to the management, although Compensia may meet with members of the management, including our CEO and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the Committee. During 2019, Compensia met with various members of management to collect data and obtain management’s perspective on various executive compensation proposals.

The Committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to the Company and has received no compensation other than with respect to the services described above. The Committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Rule 10C-1 of the Exchange Act and the enhanced independence standards and factors set forth in the applicable listing standards of the NYSE, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the Committee has not raised any conflict of interest.

Competitive Positioning

As part of its deliberations, the Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed with and approved by the Committee, as well as compensation survey data.

In the fall of 2018, the Committee directed Compensia to refresh the group of peer companies to be used as a reference for market positioning and for assessing competitive market practices for 2019. Compensia reviewed the group of companies to determine whether all of the peer companies still met our selection criteria. Our selection criteria consists of a revenue range based on our last twelve month’s revenue, a market capitalization range based on our then current market capitalization, and a requirement that all proposed companies be in the technology industry. We also consider a company’s one-year and three-year revenue growth profile when reviewing companies. Based on this review, seven companies from the 2018 peer group were removed, including four peers which were acquired or entered into agreements to be acquired (Barracuda Networks, Broadsoft, Gigamon, and Ixys) and three peers which were outside of the updated financial criteria range (Hubspot, Monolithic Power Systems, and Proofpoint). Compensia then undertook a detailed review of the pool of U.S.-based publicly-traded companies taking into consideration our selection criteria and proposed three replacement companies to ensure that we had a sufficient number of companies in our peer group. The three companies that were added to the peer group (Cohu, Enphase Energy and Lattice Semiconductor) had financial profiles that brought our revenue and market capitalization positioning closer to median levels of the peer group.

Based on this review, the Committee approved the following peer group consisting of 19 companies. At the time the peer companies were approved by the Committee, the selected companies had revenues ranging from $255 million to $983 million, with a median of $344 million, and market capitalizations ranging from $751 million to $5,901 million, with a median of $1,341 million. The companies comprising the compensation peer group were as follows:

Acacia Communications	Mellanox Technologies
Ambarella Applied Optoelectronics Callidus Software Cohu Enphase Energy Imperva Lattice Semiconductor MACOM MaxLinear	Nanometrics New Relic Power Integrations Qualys Rambus Rudolph Technologies Semtech Xperi

The Committee does not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, upon any type of benchmarking to a peer or other representative group of companies. The Committee believes that information regarding the compensation practices at other companies is useful in at least two respects: the Committee recognizes that our compensation policies and practices must be competitive in the marketplace; and this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. However, this information is only one of several factors that the Committee considers, in making its decisions with respect to the compensation of our Named Executive Officers.

Compensation Elements

The primary elements of our executive compensation programs are base compensation, annual incentive compensation, and long-term incentive compensation in the form of equity awards based on Company performance and individual performance. Our Named Executive Officers also participate in the standard employee benefit plans available to our employees. In addition, our Named Executive Officers are eligible for post-employment (severance and change in control) payments and benefits under certain circumstances.

Base Compensation

We believe that a competitive base salary is a necessary element of our executive compensation program, to attract and retain a stable management team. Base salaries for our Named Executive Officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team as a whole.

The Committee reviews the base salaries of our Named Executive Officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In April 2019, the Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Committee determined to prospectively increase the base compensation of each of our Named Executive Officers, effective as of April 1, 2019, in order to reflect merit raises and increases to make the base salaries more competitive relative to the market.

The base compensation adjustments for our Named Executive Officers for 2019 are reflected in the table below. The 2018 base compensation amounts shown in the table reflect increases in base compensation for 2018 that were provided in the form of a grant of RSUs rather than an increase in cash salary. Consistent with the Committee’s intent, the increase approved in 2018 was provided in the form of cash salary in 2019.

Named Executive Officer	2018 Base Compensation	2019 Base Compensation	Percentage Adjustment
Dr. Ford Tamer	$470,010	$560,000	19.1%
John Edmunds	$350,695	$377,000	7.5%
Charlie Roach	$329,678	$352,000	6.8%
Dr. Ron Torten	$334,995	$360,000	7.5%
Richard Ogawa	$281,821	$295,000	4.7%

The base compensation received by our Named Executive Officers during 2019 is also set forth in “Executive Compensation – 2019 Summary Compensation Table” below, with the RSUs disclosed under “Stock Awards.”

Annual Incentive Compensation

We use variable annual incentives to motivate and reward our Named Executive Officers for our short-term financial and operational achievements while making progress towards our longer-term growth and other strategic objectives. Consistent with our executive compensation philosophy, the annual incentives are intended to help us to deliver a competitive total direct compensation opportunity to our Named Executive Officers. Annual incentives are determined under our Annual Incentive Plan but are not guaranteed and may vary materially from year-to-year. As our Senior Vice President of Worldwide Sales, Mr. Roach's annual incentive is delivered through our Sales Incentive Plan, and not under the Annual Incentive Plan in 2019.

In January 2019, the Committee reviewed the target annual incentive compensation of our Named Executive Officers, taking into consideration Compensia's competitive market analysis and the recommendations of our CEO (except with respect to his own compensation), together with the objectives of our annual incentives described above. Following this review, the Committee increased the target annual incentive amount for Dr. Torten from 50% to 60% of base compensation. This adjustment was intended to enhance the competitiveness of his total target base and variable compensation because of the unique and critical nature of his role and skillset to us.

Annual Incentive Plan – Terms and Measures

In April 2019, the Committee determined that annual incentives for our Named Executive Officers for performance during the 2019 fiscal year would be determined by reference to 2019 results in both corporate performance measures and individual performance measures.

The Committee selected revenue and non-GAAP net income per share as the corporate performance measures to be considered in determining annual incentive payments for 2019 for our Named Executive Officers (other than Mr. Roach). The Committee believed these performance measures were appropriate for our business because, given our stage of development, it focused our Named Executive Officers on the successful execution of our annual operating plan and related strategic objectives to encourage growth in ongoing revenue, profit, and cash flow. At the same time, the Committee established a benchmark performance level for this measure at a level that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.

The Committee also established individual performance measures for each Named Executive Officer in April 2019. In selecting the individual performance measures, the Committee takes into consideration a variety of factors including, but not limited to, progress toward new product introduction, new customer wins, new design wins at existing customers, operational metrics, employee satisfaction, development of intellectual property, and other management objectives.

Annual Incentive Plan Target Payouts

Consistent with the Committee’s established practice, each of the Company’s Named Executive Officers (other than Mr. Roach) was expected to be eligible to receive an annual incentive at the corresponding target percentage of base compensation identified below, subject to achievement of the corporate performance targets and individual performance objectives identified above. However, the Committee reserved its discretion to determine the ultimate bonus payments based on its review of the corporate performance measures as well as individual performance, and the competitive marketplace for our executives.

Named Executive Officer	Annual Base Compensation	Target Annual Incentive Plan	Target Annual Incentive Plan Amount
Dr. Ford Tamer	$560,000	100%	$560,000
John Edmunds	$377,000	60%	$226,200
Dr. Ron Torten	$360,000	60%	$216,000
Richard Ogawa	$295,000	50%	$147,500

Sales Incentive Plan for Mr. Roach – Terms and Measures

Mr. Roach's incentive target pursuant to the 2019 Sales Incentive Plan was 82% of base compensation, which together with the increase in base compensation described above resulted in a target annual incentive award of $288,000.

For 2019, the amount that could be earned by Mr. Roach pursuant to the Sales Incentive Plan was based on a weighting of 20% for the corporate performance measures described below, an additional 15% weighting on the Company sales goal (revenue) and a 65% weighting to individual performance objectives based upon quality, backlog, design win activities and other individual performance goals.

The Committee selected revenue and non-GAAP net income per share at the same target levels set for the Annual Incentive Plan (described above) as the corporate performance measures to be considered in the administration of Mr. Roach’s award under the 2019 Sales Incentive Plan. The Committee believed these performance measures were appropriate for Mr. Roach given his integral role in identifying, expanding and realizing our sales growth opportunities, which are key to our annual operating plan.

2019 Corporate and Individual Performance Results and Annual Incentive Decisions

In January 2020, the Committee evaluated both corporate and individual performance results. The Committee determined that the Company achieved 100% under the Annual Incentive Plan performance matrix, meeting the 2019 target goal on a combined basis taking into account both the revenue of $365.6 million ($365 million target) and non-GAAP net income per share of $1.61 ($1.63 target).

Corporate Performance Measure	2019 Target	2019 Actual
Revenue	$365M	$365.6M
Non-GAAP net income per share (1)	$1.63	$1.61

(1)

Non-GAAP net income per share excludes certain items, such as stock-based compensation, legal, transition costs and other expenses, purchase price fair value adjustments related to acquisitions, loss on claim settlements, non-cash interest expense related to convertible debt, unrealized gain or loss on equity investments, lease expense on building not occupied and deferred tax asset valuation allowance A reconciliation of GAAP net income (loss) to non-GAAP net income is provided in Appendix A.

In February 2020, the Committee evaluated each individual Named Executive Officer's performance against such officer’s respective individual performance goals. The Committee considered feedback from our CEO (except with respect to his own compensation) and used its business judgment in reviewing the performance of each of these individuals. The individual measures for each Named Executive Officer generally cover a broad array of responsibilities and are described in detail when presented to the Committee. Based on its evaluation, the Committee determined that each Named Executive Officer (including Mr. Roach, whose incentive is payable under our 2019 Sales Incentive Plan), performed at the score reflected as “Annual Incentives as Percentage of Target” in the table below.

In addition, the Committee exercised its discretion to reward performance in the form of a grant of RSUs for shares of our common stock having a value based on the target incentive amounts rather than to pay in cash.

As a result, for 2019, the Committee approved the following awards of RSUs based on the incentive amounts shown for each of the below Named Executive Officers. The RSUs are subject to a one-year quarterly vesting schedule except for Mr. Roach, whose RSUs were granted semi-annually, and are subject to vesting in the following quarter.

Named Executive Officer	Target Annual Incentive Amount	Annual Incentive as Percentage of Target	Value of RSUs Awarded	Number of RSUs Awarded
Dr. Ford Tamer	$560,000	90.1%	$504,560	6,157(1)
John Edmunds	$226,200	87.0%	$196,794	2,402(1)
Dr. Ron Torten	$216,000	94.5%	$204,120	2,491(1)
Richard Ogawa	$147,500	93.0%	$137,175	1,674(1)
Charlie Roach	$288,000	92.2%	$265,536	3,581(2)

(1)	Based on a conversion price of $81.9520 and a grant date of February 19, 2020.
(2)	Based on quarterly conversion prices ranging from $58.9275 (first half) to $81.9520 (second half).

The incentive awards are also set forth in “Executive Compensation – 2019 Summary Compensation Table” below, with the RSUs disclosed under "Stock Awards."

Long-Term Incentive Compensation

Long-Term Incentives Philosophy

We use long-term incentive compensation in the form of equity awards to motivate our Named Executive Officers, by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock. We have relied on equity awards that may be settled for shares of our common stock as the principal vehicles for delivering long-term incentive compensation opportunities to our Named Executive Officers. The Committee believes these awards enable us to attract and retain key talent in our industry and aligns our Named Executive Officers’ interests with the long-term interests of our stockholders.

The Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Generally, in determining the size of the equity awards granted to our Named Executive Officers the Committee takes into consideration the recommendations of our CEO (except with respect to his own equity award), as well as the factors described above in the description of our compensation setting process.

Restricted Stock Unit Awards Granted During 2019

In April 2019, the Committee approved annual four-year service-based RSU awards for our Named Executive Officers in amounts designed to align with the competitive market. The Committee took into account each executive officer’s performance for 2019 and the officer’s existing equity holdings, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives. When determining the grant value of the RSUs, the Committee specifically allocated a portion of the value of the MVSU grants made in 2018 and reduced the 2019 grant values by such amount.

The four–year service-based RSU equity awards granted to our Named Executive Officers in 2019 pursuant to our long-term incentive compensation program are set forth in the table below under "2019 Service-Based Restricted Stock Unit Awards" as follows:

Named Executive Officer	Total 2019 Service-Based RSU Awards (value)	Total 2019 Service-Based RSU Awards (number of shares) (1)
Dr. Ford Tamer	$3,500,000	76,714
John Edmunds	$1,155,000	25,316
Charlie Roach	$900,000	19,727
Dr. Ron Torten	$900,000	19,727
Richard Ogawa	$720,000	15,781

(1)	Based on a conversion price of $45.6245 and a grant date of April 24, 2019.

The service-based RSU awards vest as to 25% of the shares of our common stock subject to the award on each anniversary of the date of grant assuming the continued service of the Named Executive Officer on each such vesting date.

Under the current policy adopted by the Committee (which can be revoked or changed at any time), all outstanding unvested equity awards under our 2010 Stock Incentive Plan will vest in full (at target levels for performance-based awards) in the event of the employee’s death or total and permanent disability provided that the value of such acceleration shall not exceed the lesser of: (a) a total value of $2 million; or (b) 5 times base salary at the time of death or disability. The maximum value of acceleration of all outstanding unvested equity awards that each of our Named Executive Officers would be eligible to receive under our 2010 Stock Incentive Plan upon death or total and permanent disability as of December 31, 2019 is set forth in the last column of the table below.

Named Executive Officer	Base (a)	5 x Annual Base Salary (b)	Unvested Equity Awards (c)	Lower of a, b or c
Ford Tamer	$2,000,000.00	$2,800,000.00	$22,728,877.28	$2,000,000.00
John Edmunds	$2,000,000.00	$1,885,000.00	$7,295,855.32	$1,885,000.00
Charlie Roach	$2,000,000.00	$1,760,000.40	$5,531,292.54	$1,760,000.40
Dr. Ron Torten	$2,000,000.00	$1,800,000.00	$5,494,282.54	$1,800,000.00
Richard Ogawa	$2,000,000.00	$1,475,000.00	$4,606,338.62	$1,475,000.00

Because of the size and multi-year focus of the MVSU grants in 2018, no additional performance vesting RSUs were granted in 2019. However, as described above, in February 2020 we began a program of granting such performance-based awards annually based on the same relative TSR performance goal, three-year performance period (with one two-year performance period for transition), and other terms as the prior MVSUs, in order to better align with market practices, create a layered set of performance periods to incentivize sustained performance, and eliminate the variability in incentive and retention from multi-year awards, such as the MVSUs.

Employee Benefits

We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. From time to time, the Board, in its discretion, may approve a profit-sharing contribution to the Section 401(k) Plan for eligible employees, including our Named Executive Officers. In January 2020, the Committee approved a profit-sharing contribution in an amount equal to 2.5% of each participating employee’s 2019 compensation, up to a maximum contribution of $7,308 per participating employee. We do not provide any retirement benefits for our Named Executive Officers other than the Section 401(k) plan.

We also maintain broad-based welfare and health benefit programs for all eligible employees, including flexible spending accounts, medical, dental and vision care plans, our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Our Named Executive Officers are eligible to participate in each of these programs on the same terms as non-executive employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a component of our executive compensation program. Accordingly, we do not currently provide perquisites to our Named Executive Officers, other than a $12,000 annual automobile allowance approved for Mr. Roach in 2019, which is typical for sales executives in the market.

In the future, we may provide perquisites or other personal benefits to our Named Executive Officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

Post-Employment Compensation

Our Named Executive Officers are eligible to receive specified payments and benefits upon involuntary termination of employment in connection with a change of control of the Company pursuant to severance and change of control agreements. In addition, two of our Named Executive Officers are also eligible to receive payments and benefits upon involuntary termination other than in connection with a change of control of the Company.

We believe that these arrangements serve several objectives. First, they eliminate the need to negotiate severance payments and benefits on a case-by-case basis at the time of a termination of employment. They also help assure our Named Executive Officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure.

Further, change of control severance protection acts as an incentive for our Named Executive Officers to remain employed and focused on their responsibilities during the threat or negotiation of a change of control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction. These arrangements contemplate that the payments and benefits in the event of a change of control of the Company are payable only upon a “double trigger”; that is, only following a change of control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the Named Executive Officer execute a release of claims in our favor.

 In August 2019, the Committee approved amended and restated severance and change of control agreements for our Named Executive Officers. The new agreements and supersede and replace the existing change of control agreements with each of the Named Executive Officers effective as of August 1, 2019. The new agreements include some adjustments to benefit levels to achieve internal pay equity and conform to external market norms. In addition, consistent with best governance practices, the agreements now specify how performance stock awards will be treated upon a change of control.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Executive Compensation – Employment, Severance and Change in Control Arrangements” below.

Other Compensation Policies

Executive Stock Ownership Guidelines

Our CEO maintains a good faith cash investment in our stock valued at no less than $120,000 pursuant to stock ownership guidelines adopted by our Board.

Hedging and Pledging Policies

In 2014, we adopted a policy prohibiting our employees, including our Named Executive Officers, and members of our Board from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. We also have adopted a policy prohibiting the pledging of our common stock by our employees, including our Named Executive Officers, and members of our Board.

Policy Regarding Restatements

 In 2020, our Board of Directors adopted an amendment to our 2010 Stock Incentive Plan, subject to stockholder approval, which is intended to allow us to recoup compensation if our financial statements must be restated due to an executive officer’s intentional misconduct or grossly negligent conduct. Our Board of Directors (or a designated committee) can, to the extent permitted by applicable law (including California law), require the officer to reimburse or forfeit to us any excess compensation (whether cash or equity based) such officer received during the prior three fiscal years after the adoption of the amendment to our 2010 Stock Incentive Plan and relative to the restated performance measure or target. We will also recoup incentive-based compensation from our Named Executive Officers to the extent required under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd Frank) and any rules issued under that Act.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer, and each of the three other most highly-compensated executive officers. The Committee periodically considers all elements of the cost to us of providing compensation to such officers, including the potential impact of the Section 162(m) deduction limit. Under current circumstances, we expect that payment of compensation that does not qualify for deduction under Section 162(m) will have minimal impact on our net income given the overall compensation levels of our Named Executive Officers.

Accounting for Stock-Based Compensation

The Committee takes accounting considerations in designing compensation plans and arrangements for our Named Executive Officers and other employees. Among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of share-based payment awards.

ASC Topic 718 requires us to recognize in our consolidated financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock, based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our Named Executive Officers, is required to render service in exchange for the award (which generally will correspond to the award’s vesting schedule).

When determining the types and amounts of equity compensation granted to our Named Executive Officers, the Committee considers the overall cost of the incentives, which includes the associated compensation expense for financial reporting purposes.

Compensation-Related Risk Management

We believe that our compensation policies and practices for all employees, including our Named Executive Officers, do not create risks that are reasonably likely to have a material adverse effect on our Company. In making this determination, we assessed our executive and broad-based compensation programs to determine if their provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of our compensation policies and practices and an analysis of our executive compensation program. Although we reviewed all elements of our various compensation programs, we focused primarily on those characterized by variability in payout and the ability of a participant to directly affect payout, as well as the controls on participant action and payout under those elements.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to us as a whole. Whenever incentives are paid either in stock or based on Company performance, this introduces a risk that measurement of the achievement by the Company or Company performance itself may be exaggerated or falsified in order to enrich the individuals who are the targets of the incentives. While we can never completely mitigate or do away with this risk, we believe that the compensation incentives are balanced between short and long term incentives and that controls are in place which would make the assumption of this risk at the time of the grant not reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation plans and arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of the Committee with regard to our executive compensation program.

Several features in our compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

■	our core compensation principles and compensation program elements are designed to align our goals with stockholder interests; and

■

pay typically consists of a mix of fixed and variable compensation, with the variable compensation elements designed to reward both short-term and long-term corporate performance for the employee as both an employee and as a stockholder.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi Corporation under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Inphi Corporation’s management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of Inphi Corporation that the Compensation Discussion and Analysis be included in Inphi Corporation’s proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted on April 21, 2020 by the members of the compensation committee of the Board of Directors:

Dr. David E. Liddle, Chair

Mr. Diosdado P. Banatao

Dr. Chenming C. Hu

Ms. Elissa Murphy

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the years ended December 31, 2019, 2018 and 2017 for our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2019, whom we refer to as our Named Executive Officers.

Name & Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)

Dr. Ford Tamer	2019	523,008	—	4,169,214	—	7,308	4,699,530
President and Chief	2018	412,006	—	9,753,410	—	7,150	10,172,566
Executive Officer	2017	409,003	—	1,934,550	—	4,050	2,347,603

John Edmunds	2019	365,151	—	1,437,530	—	7,308	1,809,989
Chief Financial	2018	329,602	—	2,850,166	—	7,150	3,186,918
Officer and Chief	2017	327,202	—	859,800	—	4,050	1,191,052
Accounting Officer

Charlie Roach	2019	343,830	—	1,194,735	—	7,308	1,545,873
Senior Vice	2018	319,305	—	2,151,735	—	7,150	2,478,190
President of	2017	316,979	—	687,840	96,063	4,050	1,104,932
Worldwide Sales

Dr. Ron Torten	2019	351,115	—	1,124,110	—	7,308	1,482,533
Senior Vice	2018	324,454	—	2,105,236	—	7,150	2,436,840
President of	2017	322,090	—	695,334	—	4,050	1,021,474
Operations and Information Technology

Richard Ogawa	2019	289,490	—	906,962	—	7,308	1,203,760
General Counsel	2018	259,309	—	1,779,494	—	6,751	2,045,554
	2017	270,966	—	687,840	—	4,050	962,856

(1)	For 2019, 2018 and 2017, the Named Executive Officers were awarded bonuses in the form of RSUs with a grant date of February 19, 2020, January 24, 2019 and February 28, 2018, respectively.

(2)

The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. For MVSU, the value is reported as of the grant date based on the probable outcome of the conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in note 12 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2019. There can be no assurance that awards will vest (in which case no value will be realized by the individual). None of our Named Executive Officers forfeited any awards in 2019.

(3)	In January 2018, we granted MVSU to Named Executive Officers subject to market and service conditions. The values of awards at the grant date are as follows:

				Monte Carlo
	Target Units	Maximum		Value at Grant	Maximum
	At Grant	Units at Grant	Target Value at	Date	Value at Grant
	Date	Date	Grant Date	(in table above)	Date

Value per unit			$37.86	$55.81	$37.86

Name
Dr. Ford Tamer	135,000	303,750	$5,111,100	$7,534,350	$11,499,975
John Edmunds	30,000	67,500	1,135,800	1,674,300	2,555,550
Charlie Roach	24,000	54,000	908,640	1,339,440	2,044,440
Dr. Ron Torten	24,000	54,000	908,640	1,339,440	2,044,440
Richard Ogawa	21,000	47,250	795,060	1,172,010	1,788,885

(4)	Represents profit sharing contribution to our 401(k) plan.

Grants of Plan-Based Awards in 2019

The following table sets forth information on grants of plan-based awards in 2019 to our Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Dr. Ford Tamer	1/24/19				14,334	523,765
	4/24/19				76,714	3,645,449

John Edmunds	1/24/19				6,418	234,514
	4/24/19				25,316	1,203,016

Charlie Roach	1/24/19				5,047	184,417
	4/24/19				19,727	937,427
	8/1/19				1,210	72,891
			288,000(3)

Dr. Ron Torten	1/24/19				5,109	186,683
	4/24/19				19,727	937,427

Richard Ogawa	1/24/19				4,298	157,049
	4/24/19				15,781	749,913

(1)

The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

(2)

The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards made to Named Executive Officers in note 12 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2019. There can be no assurance that awards will vest. None of our Named Executive Officers forfeited any awards in 2019.

(3)	This amount reflects Mr. Roach’s target annual incentive amount awarded under the 2019 Sales Incentive Plan.

Narrative to 2019 Summary Compensation Table and Grants Plan-Based Awards in 2019 Table

Please see “Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2019 Summary Compensation Table and Grants of Plan-Based Awards in 2019 table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also provides additional information regarding the stock grants.

Outstanding Equity Awards at December 31, 2019

The following table presents certain information concerning equity awards held by our Named Executive Officers as of December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Dr. Ford Tamer	557,645	(3)	—	14.80	2/1/2022
						172,064(4)	12,736,177	135,000	9,992,700

John Edmunds	32,142	(3)	—	9.29	4/30/2020
	22,500	(3)	—	22.07	4/7/2021
	20,000	(3)	—	12.34	1/18/2022
	11,000	(3)	—	13.48	4/12/2022
						68,566(5)	5,075,255	30,000	2,220,600

Charlie Roach						50,727(6)	3,754,813	24,000	1,776,480

Dr. Ron Torten						50,227(7)	3,717,803	24,000	1,776,480

Richard Ogawa						41,231(8)	3,051,919	21,000	1,554,420

(1)

The amount represents the market value of our common stock as of December 31, 2019, multiplied by unvested shares as of December 31, 2019. The closing price of our common stock on December 31, 2019 was $74.02.

(2)

This MVSU award granted on January 16, 2018, vests on the last day of the three year performance period commencing four trading days after the Company's 2017 Q4 financial results are released and concluding thirty calendar days after the Company's 2020 Q4 financial results are released, subject to performance condition based on relative total shareholder return. This table includes the value of the MVSU assuming 100% of target number is achieved.

(3)	This stock option is fully vested.

(4)

This includes (i) 20,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 4,100 granted on April 20, 2016 that vest as to 43.75% of the total number of shares on January 20, 2018, 6.25% of the total number of shares on April 20, 2018 and the remaining shares vest at a rate of 25% of the total number of shares each year thereafter, (iii) 22,500 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iv) 48,750 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (v) 76,714 shares from the April 24, 2019 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date.

(5)

This includes (i) 7,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 10,000 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iii) 26,250 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (iv) 25,316 shares from the April 24, 2019 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date.

(6)

This includes (i) 6,500 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 8,000 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iii) 16,500 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (iv) 19,727 shares from the April 24, 2019 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date.

(7)

This includes (i) 6,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 8,000 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iii) 16,500 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (iv) 19,727 shares from the April 24, 2019 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date.

(8)

This includes (i) 4,250 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 8,000 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iii) 13,200 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (iv) 15,781 shares from the April 24, 2019 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date.

Option Exercises and Stock Vested in 2019

The following table sets forth the number of shares acquired upon exercise of options and all stock awards vested by each Named Executive Officer during 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dr. Ford Tamer	88,392	4,250,963
John Edmunds	36,302	1,749,889
Charlie Roach	28,463	1,329,230
Dr. Ron Torten	29,564	1,422,961
Richard Ogawa	23,965	1,156,014

(1)	The value realized equals the closing market value of our common stock on the vesting date multiplied by the number of shares that vested.

Employment, Severance and Change of Control Arrangements

Effective August 1, 2019, we entered into amended and restated severance and change of control agreements with each of our Named Executive Officers which superseded prior severance and change of control agreements as described in the Compensation Discussion and Analysis under the heading "Post-Employment Compensation."

Each amended and restated severance and change of control agreement provides how performance based equity awards will be treated upon a change of control. For stock price performance awards, such as our MVSUs, shares will be earned based on performance during a truncated performance period that ends on the change of control. The number of shares earned will be based on performance measured upon the change in control using the transaction price to measure our stock price performance. The portion of the award that does not vest based on this formula will be forfeited. For non-stock price performance awards, performance will be deemed achieved at target for unfinished performance periods, and the award will convert to time-vest restricted stock units (RSUs) for such target number of shares which will continue to vest in accordance with any service-based vesting condition specified in the award agreement, subject to acceleration on involuntary termination within three months prior to or 12 months following the change of control.

In addition, each amended and restated severance and change of control agreement provides that if the executive is terminated by us without “cause” or is otherwise “involuntarily terminated,” as such terms are defined below, within 12 months of a “change of control,” as defined below, or within three months prior to a change of control, the executive will be entitled to receive (i) a lump sum cash severance payment equal to 100% (200% for Dr. Tamer and 150% for Mr. Edmunds) of the sum of the executive’s annual base salary plus annual target bonus, (ii) any earned but unpaid annual bonus, (iii) payment of COBRA premium costs (up to the monthly amount we were paying as the employer-portion of health care premiums prior to termination of employment), provided that the executive elects and pays to continue health insurance under COBRA, until the earlier of (a) the end of the 12-month period (24-month period for Dr. Tamer and 18-month period for Mr. Edmunds) following his termination date or (b) the date the executive or the executive’s eligible dependents lose eligibility for COBRA coverage, and (iv) acceleration of vesting of 100% of the executive’s then outstanding unvested equity awards.

Dr. Tamer and Mr. Roach are also entitled to severance if they are terminated without cause or otherwise involuntarily terminated other than in connection with a change of control. Dr. Tamer will be entitled to (i) payment of 100% of his annual base salary in three monthly installments, (ii) payment of any earned but unpaid annual bonus, (iii) payment of COBRA premium costs for up to 12 months, and (iv) acceleration of 25% of his then-unvested equity award shares. Mr. Roach will be entitled to payment of 50% of the sum of his annual base salary plus sales compensation plan in three monthly installments, and any earned but unpaid annual bonus.

 Payment of severance benefits under the amended and restated severance and change of control agreements is subject to the Named Executive Officer’s execution and delivery of an effective release of claims.

Our Named Executive Officers are also entitled to limited acceleration of their outstanding MVSUs upon involuntary termination.

Under the MVSU awards granted in 2018, if a Named Executive Officer is involuntarily terminated not related to a change in control, prior to the end of the performance period (approximately three years), but after the first twelve (12) months, then subject to the Named Executive Officer’s execution and delivery of an effective release of claims, the Named Executive Officer will earn one-third (1/3) of the target number of shares multiplied by a proration factor determined according to the table below (with linear interpolation calculated by the Committee for an involuntary termination occurring between the dates specified):

Involuntary Termination Date	Proration Factor
Before first anniversary of date of grant	0
First anniversary of date of grant	25%
Second anniversary of date of grant	75%
On or after third anniversary of date of grant	150%

However, if at the time of termination our relative total shareholder return (TSR) in comparison to the TSR of the companies in the S&P 500 Index is tracking below the 25th percentile, none of the shares will be earned. The portion of the award that does not vest based on this formula will be forfeited. In addition, if Dr. Tamer is involuntarily terminated, then pursuant to his amended and restated change of control and severance agreement, he will earn 25% of the target number of shares if greater than the number earned based on this formula even if termination is before the first anniversary of the date of grant.

For purposes of the amended and restated severance and change of control agreements and MVSU agreements described above, “involuntarily terminated” is generally defined as (a) a reduction in compensation by greater than 10%, unless part of a general reduction in compensation applicable to our senior executives, (b) relocation of job site by more than 50 miles, (c) a material reduction in job responsibilities, change in title or change in reporting structure, (d) any termination of employment by us without cause, or (e) the failure to obtain the assumption of any agreement with the executive officer by any successor. However, with respect to Dr. Torten and Messrs. Roach and Ogawa clause (c) of the above definition provides that involuntary termination only occurs if the executive is assigned duties or responsibilities inconsistent with the executive’s education and experience.

The term “cause” is generally defined as (a) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our the business or affairs or that of our affiliates or stockholders, (b) intentional or willful misconduct or refusal to follow the lawful instructions of our Board, or (c) intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders.

The term “change of control” is generally defined as the occurrence of any one of the following events:

(a)	the approval by our stockholders of our liquidation or dissolution or the sale or disposition of all or substantially all of our assets;

(b)	a merger or consolidation where we are not the surviving entity;

(c)	any person or persons becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of our then outstanding voting securities; or

(d)

a change in the composition of our Board, as a result of which fewer than a majority of the directors who are currently on our Board or who are elected, or nominated for election, to our Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (a), (b) or (c), or in connection with an actual or threatened proxy contest relating to our election of directors.

Potential Payments Upon Termination and Change of Control

The following table shows the potential payments that would have been paid to our Named Executive Officers if they had been involuntarily terminated on December 31, 2019.

	Involuntary Termination without a Change of Control				Involuntary Termination Related to a Change of Control
Name	Severance Payments Attributable to Salary and Bonus ($)(1)	Value of Accelerated Equity Awards ($)		Health Care Benefits ($)	Severance Payments Attributable to Salary and Bonus ($)(1)	Value of Accelerated Equity Awards ($)		Health Care Benefits ($)
Dr. Ford Tamer	560,000	5,682,219	(2)	28,300	1,680,000	35,219,752	(4)	56,599
John Edmunds	—	530,815	(3)	—	791,700	10,071,605	(5)	37,137
Charlie Roach	320,000	424,652	(3)	—	640,000	7,751,893	(6)	24,381
Dr. Ron Torten	—	424,652	(3)	—	576,000	7,714,883	(7)	28,300
Richard Ogawa	—	371,570	(3)	—	442,500	6,549,364	(8)	16,742

(1)	The total severance payment for each Named Executive Officer was calculated based on annual base salary and earned but unpaid bonus.
(2)

The amount represents the market value per share of our common stock as of December 31, 2019, multiplied by 25% of the unvested restricted stock units as of December 31, 2019, including unvested target MVSUs (307,064 shares). The closing price of our common stock on December 31, 2019 was $74.02.

(3)

The amount represents the market value per share of our common stock as of December 31, 2019, multiplied by the unvested portion of the MVSU award that would vest (with the balance forfeited) upon termination not related to change in control on December 31, 2019, whether or not the Named Executive Officer had a termination of employment, calculated based 1/3 of the target number of shares and multiplied by proration factor discussed above with linear interpolation occurring between dates.  The closing price of our common stock on December 31, 2019 was $74.02.

(4)

The amount represents the market value per share of our common stock as of December 31, 2019, multiplied by the unvested restricted stock units as of December 31, 2019 (172,064 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2019, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control (303,750 shares). Our absolute TSR measured on December 31, 2019 was 157.34% with an absolute ranking of 99.58% percentile which translated into performance vesting rate of 225% of target shares.  The closing price of our common stock on December 31, 2019 was $74.02.

(5)

The amount represents the market value per share of our common stock as of December 31, 2019, multiplied by the unvested restricted stock units as of December 31, 2019 (68,566 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2019, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control (67,500 shares). Our absolute TSR measured on December 31, 2019 was 157.34% with an absolute ranking of 99.58% percentile which translated into performance vesting rate of 225% of target shares. The closing price of our common stock on December 31, 2019 was $74.02.

(6)

The amount represents the market value per share of our common stock as of December 31, 2019, multiplied by the unvested restricted stock units as of December 31, 2019 (50,727 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2019, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control (54,000 shares). Our absolute TSR measured on December 31, 2019 was 157.34% with an absolute ranking of 99.58% percentile which translated into performance vesting rate of 225% of target shares. The closing price of our common stock on December 31, 2019 was $74.02.

(7)

The amount represents the market value per share of our common stock as of December 31, 2019, multiplied by the unvested restricted stock units as of December 31, 2019 (50,227 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2018, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control (54,000 shares). Our absolute TSR measured on December 31, 2019 was 157.34% with an absolute ranking of 99.58% percentile which translated into performance vesting rate of 225% of target shares. The closing price of our common stock on December 31, 2019 was $74.02.

(8)

The amount represents the market value per share of our common stock as of December 31, 2019, multiplied by the unvested restricted stock units as of December 31, 2019 (41,231 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2018, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control (47,250 shares). Our absolute TSR measured on December 31, 2019 was 157.34% with an absolute ranking of 99.58% percentile which translated into performance vesting rate of 225% of target shares. The closing price of our common stock on December 31, 2019 was $74.02.

No Named Executive Officer will receive a gross-up payment if the Named Executive Officer is required to pay an excise tax under Section 4999 of the Code.

Pay Ratio Disclosure

Our CEO to median employee pay ratio is approximately 21.28:1 and was calculated in accordance with Item 402(u) of Regulation S-K. We believe this ratio to be a reasonable estimate, based upon the assumptions and adjustments described below. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

We identified the employee with compensation at the median of the annual total compensation of all of our employees (the “median employee”) by examining the calendar year total cash compensation between January 1, 2019 and December 31, 2019 (using December 31, 2019 as the “median employee determination date”), including salary or wages plus overtime paid, and any earned cash incentive compensation for 2019, and equity award grants for 2019, for all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the median employee determination date, whether employed on a full-time, part-time, seasonal or temporary basis.

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using FX rates in effect on the median employee determination date.

For employees on a leave of absence we calculated compensation on an annualized basis. However, we did not include employees absent on an unpaid leave of absence for the entire measurement period, i.e., all of 2019.

For employees hired between January 1, 2019 to December 31, 2019 and the median employee determination date we calculated their salary or wages as if they had been employed for the entire measurement period.

The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Our total number of employees, including U.S. and non-U.S. employees, is 688, and we used this number to calculate the maximum number of employees excludable under the de minimis exemption. We did not exclude non-U.S. employees in our calculations.

After identifying the median employee based on the methodology above, we calculated annual total compensation for such median employee using the same methodology we use to calculate the amount reported for our Named Executive Officers in the “Total” column of the 2019 Summary Compensation Table, set forth earlier in this proxy statement.

As disclosed in the 2019 Summary Compensation Table, the annual total compensation for fiscal year 2019 for our CEO was $4,699,530. The annual total compensation for the median employee for fiscal year 2019 was $220,831. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee for fiscal year 2019 is approximately 21.28:1.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi under the Securities Act of 1933 or the Exchange Act.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Inphi’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Inphi’s independent registered public accounting firm and reviewing their reports regarding Inphi’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Inphi’s management is responsible for preparing Inphi’s consolidated financial statements and the independent registered public accounting firm is responsible for auditing those consolidated financial statements. The audit committee is responsible for overseeing the conduct of these activities by Inphi’s management and the independent registered public accounting firm.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Inphi’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants’ matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (PCAOB) and approved by the SEC. In addition, the independent registered public accountants provided to the audit committee the written disclosures and letter from the independent registered public accountants as required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, and has discussed such accountants’ independence from Inphi and its management.

The audit committee has discussed with management the procedures for selection of consultants and fully considered whether those services provided by the independent registered public accounting firm are compatible with maintaining such accountants' independence. The audit committee has discussed with Inphi’s management and its independent registered public accountants, with and without management present, their evaluations of Inphi’s internal accounting controls and the overall quality of Inphi’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accounting firm referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in Inphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Respectfully submitted on April 21, 2020, by the members of the audit committee of the Board of Directors:

Mr. Sam S. Srinivasan, Chair

Dr. David E. Liddle

Mr. William J. Ruehle

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At our 2018 annual meeting of stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year, which the compensation committee approved. Therefore, in accordance with that policy and in accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

As described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement, we design our named executive officer compensation programs to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals that align with our business strategy, and to align their long-term interests with those of our stockholders by linking a significant portion of total compensation to achieving specific performance goals. Our compensation takes into account competitive practices and sound compensation governance principles. We are advised by our independent compensation committee as well as Compensia, the independent compensation consultant retained by our compensation committee. Below are a few highlights of our executive compensation philosophy:

-	Long-term incentives are the largest element of compensation for our named executive officers in order to align the interests of our executives with our shareholders.
-

Performance equity will be earned for relative total shareholder return over a performance period of up to three years. We have moved to a three year performance period to respond to comments from our shareholders.

-

Performance criteria for our long-term incentives do not overlap with our annual incentive plan corporate performance metrics. We have also made this change to respond to comments from our shareholders.

Our Board asks that you indicate your support of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement. You are not being asked to approve the compensation paid to the members of our Board as disclosed above under “Compensation of Directors” or approve our policy regarding employee compensation as it related to our risk management as disclosed above under “Compensation Discussion and Analysis—Compensation-Related Risk Management”. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is hereby approved, on an advisory basis.”

Although the vote is non-binding, our Board and our compensation committee will review the voting results. To the extent there is any significant negative vote on this proposal, we would attempt to consult directly with stockholders to better understand the concerns that influenced the vote. Our Board and our compensation committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Required Vote

The advisory vote to approve executive compensation as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting in person and entitled to vote. If you are the beneficial owner o shares held through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” approval.

Our Board recommends a vote FOR advisory vote to approve executive compensation.

PROPOSAL 3

AMENDMENT AND RESTATEMENT OF 2010 STOCK INCENTIVE PLAN

In April 2020, after we solicited feedback from stockholders, our board of directors approved an amendment and restatement of the Company’s 2010 Stock Incentive Plan (the “Plan”), subject to and effective upon the approval of our stockholders at the Annual Meeting, in order to update certain outdated provisions in favor of the latest compensation and governance best practices (highlighted below) and to extend the term of the Plan by ten years. The Plan, which was adopted ten years ago when the Company was still privately owned, will expire on June 6, 2020, unless our stockholders approve this proposal.

The following summary of the principal features of the Plan, as amended, is qualified by reference to the terms of the Plan, a copy of which is available without charge upon stockholder request to Secretary, Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054. The Plan has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement and can be accessed on the SEC’s web site at http://www.sec.gov.

Summary of Proposal

•

The Plan, as amended, eliminates certain outdated provisions such as the annual “evergreen” share increase and a “repricing” provision, which was never used, and accordingly, any future increase in shares will require stockholder approval;

•	The Plan, as amended, includes a “clawback” provision and an annual limit on our outside director compensation;

•	The Plan, as amended, includes other current compensation and governance best practices as further outlined below;

•	The Plan, as amended, does not add additional shares and we expect current share reserves to last an additional 3 to 4 years;

•	The Plan, as amended, removes references to a repealed exemption from a tax deduction limitation, including annual award limitations that are now obsolete for tax purposes; and

•	The term of the Plan, as amended, is extended for ten years, until June 6, 2030.

Why We Believe You Should Vote for this Proposal

The Plan was adopted ten years ago and contains a number of outdated provisions that need to be updated to bring the Plan into compliance with mainstream best practices. We also need to extend the term of the Plan beyond its current expiration date of June 6, 2020 to avoid the loss of an essential incentive and retention compensation tool during an especially uncertain economic time. We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Plan is critical to achieving this success. We believe we would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors. The use of our shares as part of our compensation program is also important because equity-based awards are an essential component of our compensation for key employees, as the awards help to link compensation with performance results in the form of long-term stockholder value creation and reward participants based on service and/or performance.

If the proposal is approved and our Plan continues, we intend to utilize the shares authorized under the Plan to continue our measured practice of incentivizing key individuals through equity grants. We currently anticipate that the existing share reserve will last for about 3 to 4 years, based on our historic grant rates and the approximate current share price, but it could last for a different period of time if actual practice does not match recent rates or our share price sustains material and prolonged changes. As noted below, the Compensation Committee of our board of directors (the “Committee”) retains full discretion under the Plan to make use of objective third party competitive survey information by position and where applicable - their own good business judgement to determine the number and amount of awards to be granted under the Plan, subject to the terms of the Plan, and future benefits that may be received by participants under the Plan which are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above. We also believe our use of equity compensation - appropriately invested in key individuals to drive product innovation and growth opportunities leading to a sustained cumulative average growth rate in total stockholder return of 32% over the last 4 years ending December 31, 2019 – one of the highest if not the highest in the semiconductor industry.

If the amendments to the Plan are not approved and the Plan terminates in June 2020, because of time constraints and in the interests of our stockholders, we may grant the remaining shares available under the Plan before it terminates in order to retain our employees and provide them with continuing equity awards. We may also over time to increase the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our business or returned to our stockholders.

Description of Amendments

As referenced above, the amendments in this proposal also include the following important compensation and governance best practices and/or clarifying amendments:

•     The provision for automatic annual increases in authorized shares (“evergreen”) has been eliminated. There will be no further share increases under this Plan without stockholder approval.

•     Liberal share recycling with respect to stock options and stock appreciation rights will not be allowed.

•     Dividends, dividend equivalents, and other distributions on outstanding shares are payable with respect to unvested shares or unvested stock unit awards only if, when and to the extent that the underlying shares or stock units vest. The value of dividends, dividend equivalents, and other distributions payable or distributable with respect to any unvested shares or unvested stock unit awards that do not vest will be forfeited. (Note that we do not currently pay dividends, nor do we have a current intention in the short term to start to pay dividends.)

•     Repricing of stock options and stock appreciation rights and cancellation of underwater stock options and stock appreciation rights in return for cash or the grant of new awards is prohibited without stockholder approval.

•     A clawback has been added to the Plan.

•     Certain references to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including per person award limits and a limited menu of performance goals for tax-deductible incentive awards, were deleted from the Plan in light of the repeal of the performance-based compensation exemption under the Tax Cuts and Jobs Act, enacted on December 22, 2017.

•     We are also including an annual limit on outside director compensation (cash and equity) of $500,000 per year.

The amendments to the Plan as approved by our board of directors and subject to stockholder approval also include an extension of the expiration date from June 6, 2020 to June 6, 2030.

No Request for Additional Shares

The amendments to the Plan, as described in this proposal, do not include an increase in the number of shares available for issuance under the Plan, and clarify that the automatic annual evergreen increase in authorized shares has been eliminated. As of April 8, 2020 we had 5,772,403 shares available for issuance under the Plan.

Burn Rate

The table below sets forth the number of stock unit awards granted and the weighted-average number of shares of common stock outstanding during each year. There were no stock option awards, SAR awards, or restricted share awards during each year.

	2019	2018	2017
Stock Unit Awards Granted excluding MVSU	1,965,231	2,283,793	1,475,285

Performance Stock Units Vested	55,759	96,580	101,193
Weighted-Average Common Stock Outstanding	45,226,717	43,690,581	42,165,213

The Committee believes that the equity burn rate will decrease over the next 2 years and that the current number of shares available for issuance under the Plan is adequate to address the Company’s equity compensation needs over the next 3-4 years. The Committee expects a gross 2020 equity burn rate of 3.7%. For purposes of these calculations, we divided the full value awards such as restricted stock unit and performance-based restricted stock unit awards granted and expected to be granted in 2020 by our estimated weighted average stock price.

As a further note to the equity burn rate calculations, we would add that we mandate the use of stock withholding to cover withholding taxes due upon the vesting and settlement of RSUs. Stock withholding to cover taxes minimizes stockholder dilution because it reduces the number of shares issued to employees who would otherwise hold those shares or sell them on the public market to pay the required income tax withholding obligations. The withholding obligations can be significant and can result in a reduction of the number of shares issued by as much as 50% at the time of vesting and settlement. Since ISS methodology focuses on gross burn rate based on the number of shares subject to grants, it does not take into consideration this significant mandated/automatic reduction in dilution into consideration. As an example, the equity burn rate for 2020 taking into account the impact of stock withholding is expected to be 2.85%.

Overhang

As of April 8, 2020 there were:

●	Outstanding stock option awards for 801,823 shares under the Plan, with a weighted average exercise price of $14.20 and a weighted average remaining term of 1.68 years.

●	Outstanding and unvested stock unit awards covering 4,997,361 shares under and outside the Plan.

●	Outstanding and unvested market value stock unit awards for 478,840 shares under the Plan.

The Plan

The Plan was adopted prior to, but became effective upon, our initial public offering in November 2010. The Plan has been subsequently amended and restated and was most recently amended and restated by our board of directors in April 2020, subject to and effective upon approval of our stockholders. The purpose of the Plan is to assist management in the recruitment, retention and motivation of employees, outside directors and consultants who are in a position to make material contributions to our long-term success and the creation of stockholder value. The Plan offers a significant incentive to encourage our employees, outside directors and consultants by enabling those individuals to acquire shares of our common stock, thereby increasing their proprietary interest in the growth and success of our Company.

The Plan provides for the direct award or sale of shares of common stock (including restricted stock), the award of stock units and stock appreciation rights, and the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Code and nonstatutory stock options that do not qualify for such treatment under the Code. All employees (including officers) and directors of the Company or any subsidiary and any consultant who performs services for the Company or a subsidiary are eligible to purchase shares of common stock and to receive awards of shares or grants of nonstatutory stock options, stock units and stock appreciation rights. Only employees are eligible to receive grants of incentive stock options.

As of December 31, 2019, 688 officers and employees and 8 non-employee directors were eligible to be considered to receive awards under the Plan.

Administration

The Plan is administered by the Committee. Subject to the limitations set forth in the Plan, the Committee has the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The Committee also has the authority to determine the consideration and methodology of payment for awards.

Authorized Shares

As of April 8, 2020, 5,772,403 shares were authorized and available for issuance under the Plan.

If restricted shares are forfeited, then such shares shall again become available for awards under the Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, then the corresponding shares will again become available for awards under the Plan. Under the Plan as amended and restated, liberal share recycling for options or stock appreciation rights is prohibited. The full number of options exercised shall be counted against the number of shares available under the Plan, regardless of the number of shares actually issued upon exercise of such options. The full number of stock appreciation rights settled shall be counted against the number of shares available under the Plan, regardless of the number of shares actually issued in settlement of such stock appreciation rights. If stock units are settled, then only the number of shares (if any) actually issued in settlement of such stock units shall reduce the number of shares available under the Plan, and the balance (including any shares withheld to cover taxes) shall again become available for awards under the Plan.

Stock Options

The terms of any grants of stock options under the Plan will be set forth in a stock option agreement to be entered into between the Company and the recipient. The Committee will determine the terms and conditions of such option grants, which need not be identical. Under the Plan as amended and restated, the Committee may modify, extend or renew outstanding options but the Committee may not modify outstanding options to lower the exercise price or cancel underwater options in exchange for cash or other awards, other than in connection with a corporate transaction, without stockholder approval.

The exercise price of each option will be set by the Committee, subject to the following limits. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of a share of common stock on the date the option is granted, and in the event an option recipient is deemed to be a 10% owner of our Company or one of our subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the fair market value of a share of common stock on the date the option is granted. The exercise price of a nonstatutory stock option cannot be less than 100% of the fair market value of a share of the Company’s common stock on the date the option is granted. On April 8, 2020 the closing price for our common stock on The New York Stock Exchange was $86.20. The maximum period in which an option may be exercised will be fixed by the Committee and included in each stock option agreement and cannot exceed ten years in the case of an incentive stock option (and in the event an option recipient is deemed to be a 10% owner of our Company or one of our subsidiaries, the maximum period for an incentive stock option granted to that person cannot exceed five years). In addition, no option recipient may be granted incentive stock options that are exercisable for the first time in any calendar year for our common stock having a total fair market value (determined as of the option grant) in excess of $100,000.

The exercise price for the exercise of a stock option may be paid in cash or, to the extent that the stock option agreement so provides, by surrendering shares of common stock, by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price, by delivery of an irrevocable direction to a securities broker or lender to pledge shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate exercise price, by delivering a full-recourse promissory note, or in any other form that is consistent with applicable laws, regulations and rules. Options generally will be nontransferable except in the event of the option recipient’s death, but the Committee may allow the transfer of nonstatutory stock options through a gift or domestic relations order to the option recipient’s family members.

Stock options granted under the Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Restricted Shares

The terms of any awards of restricted shares under the Plan will be set forth in a restricted share agreement to be entered into between the Company and the recipient. The Committee will determine the terms and conditions of the restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the Committee may determine, including cash, cash equivalents, full-recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless and until the underlying shares vest.

Restricted Stock Units

The terms of any awards of restricted stock units under the Plan will be set forth in a restricted stock unit agreement to be entered into between the Company and the recipient. The Committee will determine the terms and conditions of the restricted stock unit agreements, which need not be identical. Restricted stock units give an award recipient the right to acquire a specified number of shares of common stock or, at the Committee’s discretion, cash, or a combination of common stock and cash, at a future date upon the satisfaction of certain vesting conditions based upon a vesting schedule and/or performance criteria established by the Committee. Restricted stock units may be granted in consideration of a reduction in the award recipient’s other compensation, but no cash consideration is typically required of the award recipient. Unlike restricted shares, the stock underlying restricted stock units will not be issued until the stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time of issuance of any common stock upon settlement. If the Committee provides for dividend equivalents, the dividend equivalent will not be paid unless and until the underlying restricted stock unit vests and is settled.

Stock Appreciation Rights

The terms of any awards of stock appreciation rights under the Plan will be set forth in an agreement to be entered into between the Company and the recipient. The Committee will determine the terms, conditions and restrictions of any such agreements, which need not be identical. A stock appreciation right generally entitles the award recipient to receive a payment upon exercise equal to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the value of a share of common stock on the date of grant. The amount payable upon the exercise of a stock appreciation right may be settled in cash or by the issuance of shares of common stock. Under the Plan as amended and restated, the Committee may not modify outstanding stock appreciation rights to lower the exercise price or cancel underwater stock appreciation rights in exchange for cash or other awards, other than in connection with a corporate transaction, without stockholder approval.

Automatic Grants to Non-Employee Directors

Each new non employee director receives restricted stock units on the date of his or her election to the board of directors. Such restricted stock units will have an aggregate fair market value equal to $160,000, calculated on the grant date. Such restricted stock units vest annually over four (4) years following the grant date. In addition, on the first business day after each annual meeting of our stockholders, each non employee director who was not elected to the board of directors for the first time at such meeting and who has served as a non-employee director for at least six (6) months receives restricted stock units with an aggregate fair market value equal to $175,000, calculated on the grant date. Such restricted stock units vest on the first anniversary of the grant date, or immediately prior to the next regular annual meeting of stockholders after the grant date in the event such meeting occurs prior to the first anniversary grant date. Restricted stock units granted to non employee directors will become fully vested if a change in control occurs with respect to our Company during the director’s service. Assuming our stockholders approve the proposed amendments to the Plan, the amount of cash plus the grant date fair value of all awards granted under the Plan to any outside director as compensation for services during any twelve (12)-month period may not exceed $500,000.

Performance Criteria

An award may be made subject to the attainment of performance goals. Performance criteria may include, without limitation, and in each case as specified by the Committee in the award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment shares, (q) costs, (r) expenses, (s) regulatory body approval for commercialization of a product, or (t) implementation or completion of critical projects. The Committee may appropriately adjust any evaluation of performance under a performance criteria to exclude, without limitation, any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year. The Committee may establish the goals before results are substantially certain and determine and certify, for each award recipient, the extent to which the performance criteria have been met.

Under the Plan as amended, references to criteria for qualifying awards for the performance-based compensation exemption from the $1 million tax deduction limitation have been removed based on the repeal of that exemption (see “Description of Amendments” above). Those amendments include the deletion of an annual award limitation pursuant to which, prior to amendment, no award recipient could receive options, stock appreciation rights, restricted shares or stock units under the Plan in any calendar year that relate to more than 3,000,000 shares (and no more than two times that amount in the first year of employment), and the maximum amount of cash that could be paid to any award recipient during any calendar year with respect to awards payable in cash was $2,000,000.

Amendment and Termination

No awards may be granted under the Plan after June 6, 2030, assuming that stockholders approve the amendment and restatement of the Plan. Otherwise no awards may be granted under the Plan after June 6, 2020 when the Plan is scheduled to expire. The board of directors may amend or terminate the Plan at any time, but an amendment will not become effective without the approval of our stockholders to the extent required by applicable laws, regulations or rules. No amendment or termination of the Plan will affect an award recipient’s rights under outstanding awards without the award recipient’s consent. Under applicable tax rules, no incentive stock options may be granted more than ten years after the board of directors adopted the amendment and restatement of the Plan.

Clawback / Recoupment Policy

Under the Plan as amended and restated, subject to stockholder approval, in the event that we are required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the board of directors has the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during the three fiscal years preceding the year of the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. This provision applies to grants of bonus or incentive compensation awards and performance periods after the amendment and restatement of the Plan, and is in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. The Company will also recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act.

Effect of Certain Corporate Events

In the event of a subdivision of the outstanding common stock or a combination or consolidation of the outstanding common stock (by reclassification or otherwise) into a lesser number of shares, a spin-off or a similar occurrence, or declaration of a dividend payable in common stock or, if in an amount that has a material effect on the price of the shares, in cash, the Committee will make appropriate adjustments in the number of shares covered by outstanding awards and the exercise price of outstanding options and stock appreciation rights, and the number of shares available under the Plan.

In the event of a merger or other reorganization, subject to any otherwise applicable provisions governing an award, outstanding awards will be treated in the manner provided in the agreement of merger or reorganization. That agreement shall provide for the assumption of outstanding awards by the surviving corporation or its parent, the continuation of the awards by the Company (if the Company is the surviving corporation), the substitution by the surviving corporation or its parent of its own awards, acceleration of vesting followed by the cancellation of the awards, or settlement of the intrinsic value of outstanding awards in cash or cash equivalents followed by cancellation of the awards.

Certain Federal Income Tax Aspects of Awards Under the Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the Plan depend upon the type of award.

Incentive Stock Options

The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of common stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the shares of common stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of common stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options

The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the common stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards

Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards, in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs, in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Historical Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the number of shares subject to stock options granted under the Plan since the inception of the Plan through April 8, 2020. These are the only individuals and groups who have been granted stock options under the Plan since its inception.

Name and Position	Number of Shares Underlying Stock Options Granted (#)
Dr. Ford Tamer	557,645
John Edmunds	292,434
Charlie Roach	90,000
Dr. Ron Torten	271,912
Richard Ogawa	50,000
All current executive officers (5 persons)	1,261,991
All other employees, including officers who are not executive officers	12,096,698

New Plan Benefits

The Committee has not made any determination with respect to future awards under the Plan, and any allocation of such awards will be made only in accordance with the provisions of the Plan. Because awards under the Plan are subject to the discretion of the Committee, awards under the Plan for the current or any future year are not determinable. Future option exercise prices under the Plan are not determinable because they will be based upon the fair market value of our common stock on the date of grant. The following table sets forth information with respect to awards granted under the Plan in 2019 to each of the named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees and consultants (including all current officers who are not executive officers) as a group, as of December 31, 2019:

Name and Position	Stock Unit Awards (#)
Dr. Ford Tamer	91,048
John Edmunds	31,734
Charlie Roach	25,984
Dr. Ron Torten	24,836
Richard Ogawa	20,079
All current executive officers (5 persons)	193,681
All current non-employee directors (8 persons)	32,160
All other employees and consultants, including officers who are not executive officers	1,751,007

Required Vote

Approval of the Amended and Restated 2010 Stock Incentive Plan requires the affirmative vote of a majority of the shares present and entitled to vote. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” approval of the Amended and Restated 2010 Stock Incentive Plan.

Our Board recommends a vote FOR approval of the Amendment to and Restatement of the 2010 Stock Incentive Plan.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2020. Our Board has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Inphi and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2017, 2018, and 2019. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the years ended December 31, 2018 and 2019, were as follows, all of which were approved by the audit committee:

Services Provided	2018	2019
Audit Fees	$1,427,651	$1,583,083
Audit-Related Fees	—	—
Tax Fees	222,907	174,736
All Other Fees	2,733	2,700
Total Fees	$1,653,291	$1,760,519

Audit Fees. The aggregate fees billed for the years ended December 31, 2019 and 2018 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act and the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees. For the years ended December 31, 2019 and 2018, there were no fees billed by PricewaterhouseCoopers LLP for professional services rendered under “Audit-Related Fees” above.

Tax Fees. The aggregate fees billed for the years ended December 31, 2019 and 2018 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business and services related to our tax returns, including our subsidiaries.

All Other Fees. For the years ended December 31, 2019 and 2018, the aggregate fees billed were for annual subscription of on-line library of authoritative accounting and auditing literature and automated disclosure checklist.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

During 2019 and 2018, the audit committee pre-approved 100% of the services provided by PricewaterhouseCoopers LLP.

Throughout the year, our audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” ratification of the appointment.

Our Board recommends a vote FOR the ratification of

PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4, and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2019.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2021 annual meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 22, 2020. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2021 annual meeting of Stockholders will be ineligible for presentation at the 2021 annual meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Inphi at the principal executive offices of Inphi. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next annual meeting of Stockholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class, series and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Inphi stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054, or call our Investor Relations department at (408) 217-7300 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary
Santa Clara, California
April 21, 2020

Inphi’s 2019 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Inphi Corporation at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 8, 2020, the stockholder was entitled to vote at the Annual Meeting.

Appendix A

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands of dollars, except share and per share amounts)
(Unaudited)

	Year Ended December 31,
	2019	2018
GAAP net loss	$(72,911)	$(95,751)
Adjusting items to GAAP net loss:
Operating expenses related to stock-based compensation expense	76,855	63,884
Acquisition related expenses	1,015	875
Amortization of inventory fair value step-up	-	1,166
Amortization of intangibles related to purchase price	47,129	43,036
Depreciation on step-up values of fixed assets	523	474
Restructuring expenses	-	1,491
Expense on lease that was not yet occupied	462	-
Loss on claim settlement from ClariPhy acquisition	400	2,250
Loss on claim settlement from Exactik disposition	296	-
Loss on retirement of certain property and equipment from acquisitions	7	66
Impairment of investment	-	7,000
Net unrealized and realized gain on equity investment	(3,126)	(2,440)
Accretion and amortization expense on convertible debt	28,353	26,394
Valuation allowance and tax effect of the adjustments above from GAAP to non-GAAP	(2,432)	(9,635)
Non-GAAP net income	$76,571	$38,810

Shares used in computing non-GAAP basic earnings per share	45,226,717	43,690,581

Shares used in computing non-GAAP diluted earnings per share before offsetting shares from call option	48,766,301	44,986,718
Offsetting shares from call option	1,176,787	-
Shares used in computing non-GAAP diluted earnings per share	47,589,514	44,986,718

Non-GAAP earnings per share:
Basic	$1.69	$0.89
Diluted	$1.61	$0.86

Inphi
Think fast.

INPHI CORPORATION
2953 BUNKER HILL LN.
SUITE 300
SANTA CLARA, CA 95054

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

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The Board of Directors recommends a vote FOR the nominees for Class I Directors in proposal 1.

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

1) Nicholas E. Brathwaite 2) Dr. David E. Liddle 3) Dr. Bruce M. McWilliams

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐
3. Amendment to and Restatement of the Company's 2010 Stock Incentive Plan	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000460782_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

INPHI CORPORATION

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Inphi Corporation on May 21, 2020

The undersigned hereby constitute(s) and appoint(s) Dr. Ford Tamer and Mr. John Edmunds, and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Inphi Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Inphi Corporation to be held on May 21, 2020 and at any adjournments thereof, upon matters referred to in the Notice of the 2020 Annual Meeting of Stockholders of Inphi Corporation and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE "FOR" ALL OF THE NOMINEES FOR CLASS I DIRECTORS IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, AND 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side

0000460782_2 R1.0.1.18